    As filed with the Securities and Exchange Commission on August 21, 1998

                                                   Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   Form SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           PRIVATE MEDIA GROUP, INC.
       (Exact Name of Small Business Issuer as Specified in its Charter)

     Nevada                            2721                     87-0365673
(State or other                  (Primary Standard          (I.R.S. Employer
 jurisdiction of                    Industrial           Identification Number)
 incorporation or              Classification Number)
  organization)

     Carrettera de Rubi 22-26, 08190 San Cugat del Valles, Barcelona, Spain
                                 34-93-590-7070
         (Address and telephone number of principal executive offices)

                   Alfredo M. Villa, Chief Executive Officer
                           PRIVATE MEDIA GROUP, INC.
             3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121
                                 (801) 272-9370
           (Name, address and telephone number of agent for service)
                                    Copy to:
                             Samuel S. Guzik, Esq.
                               Guzik & Associates
                       1800 Century Park East, Suite 500
                             Los Angeles, CA 90067
                                 (310) 788-8600

     Approximate date of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
Title of each class                          Proposed          Proposed maximum
of securities to be     Amount to be     maximum offering     aggregate offering       Amount of
    registered          registered(2)   price per share(1)         price(1)         registration fee
---------------------  ---------------  -------------------        --------         ----------------
Common Stock,
$.001 par value           4,700,000               $10.00            $47,000,000              $13,865
----------------------------------------------------------------------------------------------------

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant's Common Stock on August 18, 1998.
(2) The amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  PROSPECTUS

--------------------------------------------------------------------------------


                           PRIVATE MEDIA GROUP, INC.
                        4,700,000 Shares of Common Stock


--------------------------------------------------------------------------------

     This Prospectus relates to the resale by the Selling Stockholders identified herein of (i) an aggregate of 4,000,000 shares of Common Stock, $.001 par value ("Common Stock") of Private Media Group, Inc. (the "Company") acquired by certain Selling Stockholders, and (ii) an aggregate of 700,000 shares of Common Stock of the Company which may be acquired by the Selling Stockholders upon the exercise of outstanding warrants at an exercise price of $4.00 per share (the "Warrants"), which are being offered for the account of the Selling Stockholders named herein. See "Selling Stockholders and Plan of Distribution." Although the Company will receive proceeds from the exercise of outstanding Warrants from time to time if and when they are exercised, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders offered hereby.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE FIVE.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Common Stock of the Company is traded on the NASD, Inc. OTC Bulletin Board under the symbol "PRVT" and the Company has applied for listing of the Common Stock on the Nasdaq National Market. On August 18, 1998, the last reported sales price for the Company's Common Stock on the OTC Bulletin Board was $10.00. See "Price Range of Common Stock."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN A OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                    Subject to completion, dated August 19, 1998

           The Date of this Prospectus is                     , 1998

                               PROSPECTUS SUMMARY

This Prospectus contains forward looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes the Warrants are not exercised and gives effect to the one-for-five reverse stock split effected by the Company in November 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities" and Notes to Consolidated Financial Statements.

                                  The Company

     PRIVATE MEDIA GROUP, INC. (the "Company" or "Private/Milcap Group") is a preeminent international leader in the acquisition, refinement and delivery of adult feature products, including magazines, books, home videos and other products, all oriented to the adult entertainment market. The Company's primary business activities include: (i) creation, publishing and distribution of unrated and adult feature magazines and books, (ii) acquisition and distribution of unrated and adult feature movies in all video and disc formats, including 12" laserdisc and 5 1/4" digital versatile disc, and (iii) Internet services and other products, including CD-Rom's and licensed products.

     The Private/Milcap Group is the publisher of Private, the world's most popular X-rated magazine. Private was founded 33 years ago, and was the first full color, hard-core sex publication in the world. Today the Company produces four X-rated magazines: Private, Pirate, Triple X and Private Sex. In addition, a book, The Best Of Private, is released annually. The X-rated magazines are distributed on a network that covers approximately 180,000 points of sale in over 30 countries throughout the world.

     Since 1992, the Private/Milcap Group has acquired and distributed adult motion picture entertainment. These productions generally feature men and women in a variety of erotic and adult sexual situations. The Company's activity includes the production and financing of feature videos (full length motion pictures produced on videotape) and to some extent feature films (full length motion pictures produced on film, such as Operation Sex Siege). Their distribution is organized primarily on videocassettes (licensing or sale) and alternatively through pay television and cable programming.

     In the last few years, Private films, Private magazines and Private CD-Roms, have won a number of awards, including Best European Film, Best Sceenplay, Best European Director (The Pyramid won the Hot d'Or 1997), Best Foreign Release, Special Achievement Awards (AVN 1997), Best Production Company (Golden X 95), and recently Best Foreign Release and Best Director (AVN 1998).

     The Company) was organized in 1980 as a Utah corporation for the purpose of acquiring or merging with an established business, and has had no material business activity prior to its acquisition of Milcap Media Limited ("MML"), Cinecraft Limited and their subsidiaries in June 1998. See "Business-History."

     The Company's principal executive offices are located at Carrettera de Rubi 22-26, 08190 San Cugat del Valles, Barcelona, Spain, telephone 34-93-590-7070.

                                 The Offering

Securities Offered by the
 Company..............................  None

Securities Offered by the
 Selling Stockholders.................  4,700,000 shares of Common Stock

Common Stock Outstanding prior
 to the Offering (1)..................  8,081,668 shares

Common Stock Outstanding after
 the Offering (1)(2)..................  8,781,668 shares

Use of proceeds.......................  Although the Company will receive up to $2.8 million of proceeds from the
                                        exercise of Warrants, the Company
                                        will not receive any proceeds from
                                        the sale of Common Stock by the
                                        Selling Stockholders.

Risk Factors..........................  The Common Stock offered by the
                                        Selling Stockholders involves a high
                                        degree of risk.  See "Risk Factors."

Market Symbol (3).....................  PRVT


-----------------------
(1)  Based upon the number of shares outstanding as of July 31, 1998.  Excludes
     (i) approximately 175,000 shares not covered by this Prospectus which are reserved for issuance upon conversion of outstanding warrants, and (ii) approximately 7,000,000 shares issuable upon conversion of the Company's $4.00 Series A Convertible Preferred Shares.

(2) Assumes the exercise of 700,000 Warrants and the issuance of the 700,000 Warrant Shares being offered hereby.

(3) The Common Stock of the Company is traded on the NASD, Inc. OTC Bulletin Board under the symbol "PRVT" and the Company has applied for listing of the Common Stock on the Nasdaq National Market. Listing on Nasdaq will occur only after all exchange requirements have been fulfilled. The Company anticipates meeting the listing requirements upon the commencement of the Offering.

                         Summary Financial Information

                  Private Media Group, Inc. and Subsidiaries

                                                  (Unaudited)
                                                Six months ended               Years ended
                                                    June 30,                   December 31,
                                           -----------------------------     -------------------
                                           1998       1998        1997       1997         1996
                                            USD        SEK         SEK        SEK          SEK
                                                 (in thousands except for share data)
Operating Data:

Net Sales...........................      12,461      99,186      70,435     144,543     128,927

Net income (loss)...................       3,541      28,183       22,818      36,987      32,698

Net income (loss) per share
   Basic............................        0.44        3.49        3.04        4.93        4.36
   Diluted..........................        0.23        1.80        1.49        2.43        2.26

Weighted average
  shares outstanding................   8,081,668   8,081,668   7,500,000   7,500,000   7,500,000

Weighted average
  shares outstanding and
   assumed conversions..............  15,643,330  15,643,330  15,264,485  15,212,882  14,500,000


                                              (Unaudited)
                                           Six months ended   Year ended
                                               June 30,       December 31,
                                          ------------------   ------------
                                           1998        1998        1997
                                           USD         SEK         SEK
                                       (in thousands except for share data)
Balance Sheet Data:
Working Capital.....................       8,635      68,735      48,837
Total Assets........................      25,268     201,133     162,688
Total Liabilities...................       4,637      36,910      27,164
Net Stockholders' Equity............      20,582     163,830     134,801

     Solely for the convenience of the reader, the foregoing consolidated financial data as of June 30, 1998 and for the six months then ended have been translated into United States dollars ("USD") at the rate of SEK 7.96 per USD 1.00 the exchange rate of the Swedish Riksbank on June 30, 1998. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

                                 RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. An investment in the Common Stock offered hereby involves a high degree of risk and is not an appropriate investment for persons who cannot afford the loss of their entire investment. Prospective investors should be aware of the following risk factors and should review carefully the financial and other information provided by the Company.

Future Capital Requirements; Uncertainty of Additional Financing

     The Company believes that current and future available capital resources, including cash flow from operations, will be adequate to fund its working capital requirements in the ordinary course of business for the 12 month period following the date of this Prospectus. However, there can be no assurance that future events will not cause the Company to seek additional capital sooner. In addition, the Company intends to expand its business activities in the next 12 months, which will require additional sources of funding. To the extent capital resources are required by the Company, there can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. The unavailability of funds could have a material adverse effect on the Company's financial condition, results of operations and the ability to expand its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Management of Growth

     Management anticipates that the Company will be entering a period of significant growth. This growth, if effected, will expose the Company to increased competition, greater overhead, marketing and support costs and other risks associated with entry into new markets and development of new products. To manage growth effectively, the Company will need to continue to improve and expand its operational, financial and management information systems and telecommunications systems and to hire and manage additional personnel. There can be no assurance that the Company's management team and other new personnel will be able to successfully manage the Company's rapidly evolving business, and the failure to do so would have a material adverse effect upon the Company's operating results.

Reliance upon Key Employees

     The Company's future success will depend, to a significant degree, on the continued services of its executive officers and its other key personnel, including Berth Milton, Alfredo M. Villa, Javier Sanchez and Johan Gillborg, and upon its ability to continue to attract motivate and retain highly qualified and talented personnel, including software development technical personnel. In particular, the Company is dependent upon the management services of Mr. Berth Milton and Mr. Marten Kull. Although the Company intends to acquire key-man life insurance on the lives of Messrs. Milton and Kull naming the Company as beneficiary, the Company has not yet procured such insurance and there is no assurance that it will be able to obtain such insurance in the future.

     Mr. Milton is the founder of the Milcap Media Group and has managed its business and marketing operations since the acquisition of the trademark Private from his father in 1990. Mr. Milton is also a Director of

Private Media Group, Inc. and the chief executive officer of Milcap Media Group S.L. ("MMG") in Barcelona, Spain. The loss of the services of Mr. Milton could have a material adverse effect on the Company's business and operating results, and there can be no assurance that the Company will be successful in retaining his services in the future.

     Mr. Kull has managed the production and marketing operations of the Company since the inception. Mr. Kull has a long term employment agreements with the Company. Competition for such employee is intense and the process of locating key marketing and technical personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The loss of the services of Mr. Kull could have a material adverse effect on the Company's business and operating results, and there can be no assurance that the Company will be successful in retaining him in the long run. Mr. Kull is subject to a non-competition agreement.

     The loss of the services of any of the other Company's executive officers or other key personnel, including Messrs. Alfredo M. Villa, Javier Sanchez and Johan Gillborg, could also have a material adverse effect on the Company's business and operating results. As the Company does not presently have employment agreements with these individuals, there can be no assurance that the Company will be successful in retaining such personnel.

     As soon as practicable, the Company intends to acquire key-man life insurance on the lives of Mr. Milton and Mr. Kull, in the amount of $4,000,000 each and naming the Company as beneficiary.

Competition

     The business of the Company is highly competitive. All aspects of its business, including price, promptness of service, and product quality are significant competitive factors and the ability of the Company to successfully compete with respect to each factor is material to its profitability. The Company competes with a number of other businesses that may have greater technical and human resources. Such companies may develop products or services that may be more effective than the Company's products or services and may be more successful in marketing their products or services than the Company. Some of the Company's current and potential competitors have significantly greater market presence, name recognition and financial and technical resources than the Company, and many have longstanding market positions and established brand names in their respective markets. To the extent that current and potential competitors compete on the basis of price, this could result in lower margins for the Company's products. Although the Company places a high value upon its demonstrated ability to provide quality service to its customers in order to be competitive in the market place, no assurance can be given that the Company will be able to compete successfully in its markets, or to compete successfully against current and new competitors as the Company's markets continue to evolve.

Rapidly Changing Technology

     The Company is engaged in businesses that have experienced tremendous technological change over the past few years. The Company faces all risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that the Company has invested heavily in, may become obsolete. In that event, the Company may be required to invest in new technology. The inability of the Company to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on the financial condition of the Company. The Company's ability to implement its business plan and to achieve the results projected by Management will be dependent, to some extent, upon Management's ability to predict technological advances and implement strategies to take advantage of such changes. The Company's future profitability will depend upon its ability to adjust to such new developments. There can be no assurance that new discoveries will not render the Company's equipment uneconomical or obsolete. In order to minimize such risks, the Company subcontracts and intends to continue to subcontract capital intensive or technically complex business such as editing, video and CD-Rom duplication, DVD replication and other similar business. However, there can be no assurance that the Company will have access to these subcontractors or that such subcontractors will be available at times required by the Company or otherwise on favorable terms.

Risk of Changing Markets

     The Company's video and film operations compete with pay-per-view cable television systems, in which cable television subscribers pay a fee to see a movie or other program selected by the subscriber. Existing pay-per-view services offer a limited number of channels and programs and are generally available only to households with a converter to unscramble incoming signals. Recently developed technologies, however, permit certain cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes in more markets as frequently as every five minutes. Ultimately, further improvements in these technologies or the development of other technologies could lead to the availability of a broad selection of movies to consumers on demand at low prices, which could substantially decrease the demand for video purchases or rentals, which could have a material adverse effect on the Company's financial condition and results of operations.

Intellectual Property Claims and Litigations

     The Company relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary products. Despite the Company's precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's products without authorization, or to substantially use the Company's concepts and market them, trading on the Company's established customer base. In addition, the Company cannot be certain that others will not develop substantially equivalent or superseding products, thereby substantially reducing the value of the Company's proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

     The Company is not aware that any of its products infringes the proprietary rights of third parties, and is not currently engaged in any material intellectual property litigation or proceedings. Nonetheless, there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead the Company to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business and operating results. To the extent the Company wishes or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company, if at all.

Foreign Markets

        The Company's growth strategy provides for increased services to foreign customers and to domestic customers distributing programming to international markets. Accordingly, the Company is increasingly subject to the risks generally associated with marketing products or services to different countries, such as currency fluctuation, political instability and the political, legislative and regulatory environment in foreign countries. The Company does not believe any of such risks have had a material impact on its business operations or financial condition, but there can be no assurance as to whether such risks will have a material impact in the future.

Provision of Sexually Explicit Content

          The Company is engaged in the business of providing sexually explicit products worldwide. Many people may regard the Company's primary business as unwholesome. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the market for the Company's Common Stock, financings, or other activities due to the nature of the Company's primary business. Such refusal may negatively impact the value of the Company's Common Stock and its opportunities to attract market support. Federal and State governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of adult entertainment. These groups also may file lawsuits against providers of adult entertainment, encourage boycotts against such providers, and mount negative publicity. In this regard, the Company's magazines, and its certain distribution outlets and advertisers, have from time to time been the target of certain groups who seek to limit its availability because of its content. Although in its 35-year history, the Company has never sold a product that has been judged to be obscene or illegal worldwide, including the U.S., there can be no assurance that such sales will not be subject to successful legal attacks in the future. See "Business-Government Regulation."

Risk of Liability Relating to Performers

     The Company's film, video and photo productions are subject to various U.S. and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur. Accordingly, the Company has adopted practices and procedures intended to ensure compliance with these regulations. In this regard, when the Company engages in the production of videos, films and photo sets, the Company contracts directly with the video or film directors or the photographer, and has no direct contractual relationship with performers or models. Generally, these productions do not take place at Company facilities. However, each of the agreements between the Company and the director or photographer, require the director or photographer to obtain written representations and documents from the models and performers to ensure that the production will comply with applicable laws governing sexually media productions, including information relating to age and health, and to furnish such information to the Company. Although these measures are intended to protect the Company from liability under applicable U.S. and foreign laws governing sexually explicit media productions, and in its 35-year history, the Company has never sold a product that has been judged to be illegal worldwide, including the U.S., there can be no assurance that such sales will not be subject to successful legal attacks in the future.

Fluctuations in Operating Results

     The Company's quarterly operating results will depend upon the timing of new product introductions by the Company. The Company's quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by the Company's competitors, regulatory actions, market acceptance of the Company's products, adoption of new technologies, and manufacturing costs and capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

No Dividends Anticipated

     Private Media Group, Inc. has never paid dividends on its Common Stock and does not anticipate payment of dividends in the foreseeable future. In this regard, the Company intends to retain earnings for the foreseeable future for use in the operation and expansion of its business. See "Dividend Policy".

Price Volatility

     The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded development stage companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of new products or technical innovations by the Company or its competitors, developments or disputes concerning proprietary rights, publicity regarding actual or potential results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, and other external factors, as well as period to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock.

Potential Adverse Effect of Warrants

     As of June 30, 1998, the Company had outstanding 875,000 Common Stock Warrants exercisable at $4.00 per share. The holders thereof have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as these warrants remain unexercised, the Company's ability to obtain additional capital may be adversely affected. Moreover, the warrant holders may be expected to exercise the warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable to the Company than those provided by the existing warrants. See "Description of Securities."

Issuance of Additional Shares of Common Stock

     The Articles of Incorporation of the Company currently authorize the Board of Directors to issue up to 50,000,000 shares of Common Stock. The power of the Board of Directors to issue shares of Common Stock or warrants to purchase shares of Common Stock is subject to shareholder approval in only limited instances. Accordingly, any additional issuance of the Company's Common Stock may have the effect of further diluting the equity interest of shareholders.
See "Description of Securities."

Issuance of Additional Shares of Preferred Stock

     The Company's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock, of which 7,000,000 are currently issued and outstanding, and to determine the price, and the other rights, preferences, privileges and restrictions, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. If such Preferred Stock is issued, it may rank senior to the Company's Common Stock in respect of the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company. The provisions in the Articles of Incorporation authorizing preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company, and could adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of the Company. The Company presently has outstanding 7,000,000 shares of $4.00 Series A Preferred Stock, which has certain rights, preferences and privileges which could adversely affect the holders of the Common Stock. The Company has no current plans to issue additional shares of Preferred Stock. "Description of Securities."

Potential Acquisitions of Business Enterprises

     The Company's business plan as presently formulated contemplates growth through additional acquisitions of existing business enterprises in near the future, principally through the issuance of securities. The Company does not plan to limit such potential acquisitions to any particular industry. There can be no assurance that the Company will be able to integrate such businesses into its operations or that it will be able to operate such businesses on a profitable basis in the future. In addition, there can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms, or that such acquisitions will result in profitable operations in the future. As the Company may issue its securities as full or partial payment for an acquisition, fluctuations in the Common Stock may have an adverse effect on the Company's ability to make additional acquisitions. Moreover, future issuances of the Company's securities could have a dilutive effect on existing shareholders. Generally, the Company's shareholders will not be required to vote on or approve acquisitions.

Control by Existing Management and Stockholders

     As of the date of June 30, 1998, Company's officers and directors beneficially own or control more than 50% of the Company's issued and outstanding stock. Even though all holders of Common Stock are entitled to cumulate their shares when voting for directors, the present shareholders may control sufficient shares to elect most or all members of the Board of Directors and thereby control the management of the Company. See "Management," "Principal Stockholders" and "Description of Securities."

Directors' and Officers' Liability Limited

     Under Nevada law, the Company is required to indemnify its officers and directors against liability to the Company or its stockholders in any proceeding in which the officer or director wholly prevails on the merits. Generally, the Company may indemnify its officers and directors against such liability if the officer or director acted in good faith believing his or her actions to be in the best interests of the Company, unless the director or officer is adjudged liable to the Company. Furthermore, under the Company's Articles of Incorporation, a director or officer has no liability for monetary damages for breach of fiduciary duty unless such person committed fraud or engaged in intentional misconduct. See "Management--Limitation on the Liability of Directors".

Possible Illiquidity of Trading; Penny Stock Rule

     The Common Stock of the Company is currently traded on the NASD, Inc. OTC Bulletin Board. The Company is applying to have its Common Stock listed on the Nasdaq Stock Market and anticipates that the Common Stock will be listed for trading on the Nasdaq Stock Market on the effective date of this Prospectus. However, there can be no assurance that this application will be approved and that the Common Stock will be listed on the Nasdaq Stock Market. If the Company is unable to obtain a listing on the Nasdaq Stock Market or maintain listing standards once listed, then trading, if any, in the Common Stock would be conducted in the over-the-counter market on the OTC Bulletin Board, established for securities that do not meet the Nasdaq Stock Market or other exchange listing requirements. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, depending on several factors including the future market price of the Common Stock, Common Stock could become subject to the "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities, which could adversely affect the ability or willingness of the purchasers of Common Stock to sell their shares in the secondary market.

     If the Common Stock is not accepted for listing on the Nasdaq Stock Market or, if listed, is delisted from the Nasdaq Stock Market, and in either case the trading price of the Common Stock is less than $5.00 per share, such securities would likely be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing required penny stock restrictions will not apply to the Company's securities in the event such securities are approved for listing on the Nasdaq Stock Market.

Potential Rule 144 Sales

     Of the 8,081,668 shares of Common Stock of the Company currently outstanding 3,500,000 are "restricted securities," as that term is defined in Rule 144 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. As restricted shares, these 3,500,000 Shares may be resold only pursuant to an effective registration or under the requirements of Rule 144 or other applicable exemption from registration under the Act as required under applicable State securities laws.

     Rule 144 provides in essence that a person not affiliated with the issuer who has held restricted securities for a period of one year, under certain conditions, may sell every three months, in brokerage transactions, a number of Shares which does not exceed the greater of one percent of a corporation's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or any other exemptions from the Act, if available, or subsequent registrations of Common Stock of the current shareholders, may have a depressive effect upon the price of the Common Stock in any market that may develop. See "Shares Eligible for Future Sale."

                                 CAPITALIZATION

     The following tables set forth the capitalization of the Company on a consolidated basis (i) as of June 30, 1998, and (ii) as adjusted on a pro forma basis to give effect to the exercise of the 700,000 Warrants. The tables should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                       June 30, 1998
                                             --------------------------------

                                             Actual (1)       As Adjusted (2)(3)
                                             ----------       ------------------
                                                SEK                  SEK

Short term debt

Long term debt(3)                                394                   394

SHAREHOLDERS' EQUITY:
     Preferred Stock, $.001 par value,
        10,000,000 shares authorized;
        7,000,000 outstanding and as
        adjusted pro forma
     Common Stock $0.001 par value,            7,997                 7,997
        50,000,000 shares authorized;
        8,081,668 shares outstanding;
        8,781,668 outstanding as
        adjusted pro forma (2)
Additional paid-in capital                       731                23,019
Retained earnings                            154,991               154,991
Cumulative translation adjustment                111                   111
TOTAL SHAREHOLDERS' EQUITY                   163,830               186,118

Total Capitalization                         164,224               186,512


(1) Derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

(2) As adjusted to reflect the exercise of the 700,000 Warrants and the receipt of the exercise price by the Company.

(3) Does not include (i) 175,000 shares not covered by this Prospectus which are reserved for issuance upon conversion of outstanding warrants, and
       (ii) approximately 7,000,000 shares issuable upon conversion of the Company's $4.00 Series A Convertible Preferred Shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and related notes and "Summary Financial Data" included elsewhere in this Prospectus.

     June 30, 1998 Compared to June 30, 1997

     Net sales. The Company reported net sales of SEK 99.2 million for the six months ended June 30, 1998 which, compared to net sales of SEK 70.4 million for the six months ended June 30, 1997, represents an increase of SEK 28.8 million, or 40.8%. The increase was primarily attributable to increased video sales due to two factors; a higher output of new video releases, 32 titles in 1998 compared to 19 titles in 1997 and an increase in the number of video titles available for back-catalogue sales. Sales of magazines and CD-ROM remained approximately the same in 1998 as in 1997.

     Cost of Sales. The Company reported cost of sales of SEK 46.7 million for the six months ended June 30, 1998, which compared to cost of sales of SEK 31.2 million for the six months ended June 30, 1997, represents an increase of SEK
15.5 million, or 49.8%. The gross profit for the six months ended June 30, 1998 was SEK 52.5 million, or 52.9% of net sales, which compared to gross profit for the six months ended June 30, 1997 of SEK 39.3 million, or 55.7% of net sales, represents a decrease of 2.8% in gross profit in relation to net sales. This increase is the result of product mix.

     Selling, general and administrative expenses. The Company reported selling, general and administrative expenses of SEK 24.0 million for the six months ended June 30, 1998, which compared to selling, general and administrative expenses of SEK 15.9 million for the six months ended June 30, 1997 represents an increase of SEK 8.1 million, or 50.5%. The increase was attributable to non-recurring moving and organization expenses related to the relocation of several departments of the Swedish subsidiary to the subsidiary in Spain, non-recurring expenses associated with the planned registration of the Company on NASDAQ and the Company's investment in Internet related activities. The relocation is expected to be completed during 1998. The investment expenses associated with Internet activities are expected to continue in 1998.

     Interest expense. The Company reported interest expense of SEK 0.13 million for the six months ended June 30, 1998 which, compared to interest expense of SEK 0.07 million for the six months ended June 30, 1997, represents an increase of SEK 0.06 million. The small increase is the result of higher average short-term borrowings outstanding in 1998 compared to 1997.

     Income taxes. The Company reported income tax of SEK 0.2 million as compared to an income tax expense of SEK 0.4 million for the six months ended June 30, 1997.

     Net income. The Company reported net income of SEK 28.2 million as compared to SEK 22.8 million for the six months ended June 30, 1997. The increase in net income in 1998 of SEK 5.4 million was primarily attributable to increased sales.

     1997 Compared to 1996

     Net sales. The Company reported net sales of SEK 144.5 million for the year ended December 31, 1997, which, compared to net sales of SEK 128.9 million for the year ended December 31, 1996, represents an increase of SEK 15.6 million, or 12.1%. The increase was primarily attributable to increased video sales due to two factors; a higher output of new video releases, 43 titles in 1997 compared to 36 titles in 1996, and an increase in the number of video titles available for back-catalogue sales. Sales of magazines and CD-ROM remained approximately the same in 1997 as in 1996.

     Cost of Sales. The Company reported cost of sales of SEK 75.7 million for the year ended December 31, 1997, which, compared to cost of sales of SEK 67.0 million for the year ended December 31, 1996, represents an increase of SEK 8.7 million, or 13.0%. The increase in cost of sales approximates the increase in net sales of 12.1%. The gross profit for the year ended December 31, 1997 was SEK 68.9 million, or 47.6% of net sales, which, compared to gross profit for the year ended December 31, 1996 of SEK 62.0 million, or 48.1% of net sales, represents a decrease of 0.5% in the gross profit margin. This small decrease is the result of product mix.

     Selling, general and administrative expenses. The Company reported selling, general and administrative expenses of SEK 33.7 million for the year ended December 31, 1997, which, compared to selling, general and administrative expenses of SEK 27.0 million for the year ended December 31, 1996, represents an increase of SEK 6.6 million, 24.6%. The increase was attributable to non-recurring moving and organization expenses related to the relocation of several departments of the Swedish subsidiary to the subsidiary in Spain, and the Company's investment in Internet related activities. The re-location is expected to be completed during 1998. The investment expenses associated with Internet activities are expected to continue in 1998.

     Interest expense. The Company reported interest expense of SEK 0.32 million for the year ended December 31, 1997, which, compared to interest expense of SEK 0.26 million for the year ended December 31, 1996, represents an increase of SEK 0.06 million. The small increase is the result of higher average short-term borrowings outstanding in 1997 compared to 1996, partially offset by reduced long-term borrowings.

     Income taxes. The Company reported income tax benefit of SEK 2.1 million for the year ended December 31, 1997 as compared to an income tax expense of SEK
2.0 million for the year ended December 31, 1996. The decrease of SEK 4.1 million is primarily attributable to more of the Company's profits being recorded in tax jurisdictions where there is no corporate tax.

     Net income. The Company reported net income of SEK 37.0 million as compared to SEK 32.7 million for the year ended December 31, 1996. The increase in 1997 net income was primarily attributable to increased sales and SEK 2.1 million in tax benefits, partially offset by higher net interest expense of SEK
0.3 million.

LIQUIDITY AND CAPITAL RESOURCES

     The Company reported a working capital surplus of SEK 48.8 million for the year ended December 31, 1997, an increase of SEK 13.3 million compared to the year ended December 31, 1996.

The increase is principally attributable to increased accounts receivable related to increased sales and increased inventories. This trend continued at June 30, 1998 when working capital surplus increased to SEK 68.7 million as a result of further inventory increases and reduced short-term borrowings.

     Net cash provided by operating activities was SEK 44.7 million for the year ended December 31, 1997 and was primarily the result of net income and adjustments to reconcile net income to net cash flows from operating activities. The net income of SEK 37.0 million and the adjustments to reconcile net income to net cash flows from operating activities, representing amortization of photographs and videos of SEK 20.2 million and depreciation of SEK 1.4 million offset by deferred taxes of SEK 2.8 million, provided a total of SEK 55.8 million. The total of SEK 55.8 million was then primarily reduced by the increases in trade accounts receivable and inventories totaling SEK 21.9 and offset by SEK 10.7 million from prepaid expenses and other current assets, accounts payable trade, income taxes payable and accrued other liabilities. Net cash provided by operating activities was SEK 51.3 million for the year ended December 31, 1996. The decrease in cash provided by operating activities in 1997 compared to 1996 is principally the result of changes in operating assets and liabilities in 1997.

     Net cash used in investing activities for the year ended December 31, 1997 was SEK 38.5 million. The investing activities was principally the investment in library of photographs and videos of SEK 25.9 million which was carried out in order to maintain the 1997/1998 release schedules. In addition to investment in library of photographs and videos, SEK 11.1 million was invested in other assets where a deposit on certain land and building represents the main activity (see note 6).

     Net cash used in financing activities for the year ended December 31, 1997 was SEK 6.3 million represented by SEK 6.6 million in dividends and long-term repayments on loans SEK 0.4 million offset by an increase in short term borrowings of SEK 0.8 million on the line of credit.

     The Company has historically relied on positive cash flows from operations to finance working capital needs and investing activities. The Company's expansion plans will require additional sources of funding. The Company plans to meet these funding requirements through a combination of increases in short-term credit lines, additional long-term borrowings and/or equity financing.

                                     BUSINESS

History

     The parent company, Private Media Group, Inc., was originally incorporated in 1980 as a Utah corporation under the name Glacier Investment Company, Inc. for the purpose of acquiring or merging with an established company. In 1990, the Company changed its domicile to the State of Nevada. On March 3, 1997, the Company undertook an offering of its Common Stock and warrants pursuant to Rule 504 of Regulation D. Subsequently, the Company entered into an agreement with Electric Entertainment Corporation ("EEC") to acquire EEC and the Company changed its name to Electric Entertainment International, Inc. This transaction
was abandoned in November 1997.   In December 1997 the Company changed its
corporate name to Private Media Group, Inc. and declared a one for five reverse split of its Common Stock.

     On December 19, 1997 the Company entered into acquisition agreements with Milcap Media Limited (the "Milcap Acquisition Agreement") and Cinecraft Limited (the "Cinecraft Acquisition Agreement") to acquire all of their outstanding capital stock in exchange for 7,500,000 shares of Common Stock, 7,000,000 shares of the $4.00 Series A Preferred Stock, and 875,000 Common Stock purchase warrants. These acquisitions were completed on June 12, 1998. For the terms of the securities issued in this transaction see "Description of Securities."

     The "Company" is sometimes referred to herein as Private Media Group, Inc., Milcap, Private, the Milcap Media Group, or the Private/Milcap Group, and includes Private Media Group, Inc. and its recently acquired subsidiaries:
Milcap Media Limited ("MML"), Cinecraft Limited, Milcap Publishing Group AB, Sweden ("MPG"), Milcap Media Group S.L. ("MMG"), Milcap Publishing Group Italy Srl, AB Normcard, and Private France S.A.

General Information

     The Private/Milcap Group is a pre-eminent international leader in the production, publishing and delivery of adult feature products, including magazines, books, home videos and other products, all oriented to the adult entertainment market. The Company's primary business activities include: (i) creation, publishing and distribution of unrated and adult feature magazines and books, (ii) acquisition and distribution of unrated and adult feature movies in all video and disc formats, including 12" laserdisc and 5 1/4" digital versatile disc, and (iii) Internet services, and other products, including CD-Rom's and licensed products.

     In the last few years, Private films, Private magazines and Private CD-Roms, have won hundreds of awards such as Best European Film, Best Sceenplay, Best European Director (The Pyramid won the Hot d'Or 1997), Best Foreign Release, Special Achievement Awards (AVN 1997), Best Production Company (Golden X 95), and recently Best Foreign Release and Best Director (AVN 1998).

     The Private/Milcap Group currently distributes its products in the following countries: Sweden, Denmark, Estonia, Latvia, Poland, Russia, the United Kingdom, Germany, the Netherlands, Belgium, the Czech Republic, Slovenia, Austria, Switzerland, Italy, Greece, France, Spain, Portugal, Canada, the U.S.A., Mexico, Chile, Brazil, Paraguay, Uruguay, Argentina, South Africa, Zimbabwe, Malawi, Botswana, Namibia, the Seychelles, Japan, Australia and New Zealand. The distribution in these countries is conducted primarily by the leading national independent distributors.

     Magazine Publications

     The Private/Milcap Group is the publisher of Private, the world's most popular X-rated magazine. Private was founded 33 years ago, and was the first full color, hard-core sex publication in the world. Today the Company produces four X-rated magazines: Private, Pirate, Triple X and Private Sex. In addition, a book, The Best Of Private, is released annually. The X-rated magazines are distributed on a network that covers approximately 180,000 points of sale in over 30 countries throughout the world. Furthermore, an in-house magazine, X-rated News, is produced from time to time; this magazine is mainly aimed to present informative news about the Company's activity to its clients and their customers. The Company's two newest magazines are Private Style and Private Life, which are produced with the same first-class quality as its older sisters, but are significantly different when compared with the other four highly successful magazines, as they are the first "soft-core" magazines in the Private/Milcap Group.

        Video and Film Productions

     Since 1992, the Private/Milcap Group has acquired and distributed adult motion picture entertainment. These productions generally feature men and women in a variety of erotic and adult sexual situations. The Company's activity includes the acquisition of feature videos (full length motion pictures produced on videotape) and to some extent feature films (full length motion pictures produced on film, such as Operation Sex Siege). Their distribution is organized primarily on videocassettes (licensing or sale) and alternatively through pay television and cable programming. The Company always maintains the ownership, copyrights and administration of every film it finances and produces.

        Currently, the Company produces 60 X-rated and 8-12 R-rated movies per year and the distribution is through a world-wide network that covers approximately 50,000 sales points. The first two monthly video labels released were Private Film and Private Video Magazine. Both labels quickly received critical acclaim in leading international magazines as well as numerous prestigious industry awards. The next three monthly video labels successfully introduced were Triple X, Private Stories and Private Gold. In May 1997, the Company introduced Gaia, a new label released bi-monthly. Earlier this year, the Company introduced the labels Pirate, Casting X, Private Special Edition and Triple X Files, which are released monthly, and Private Black Label, which is released bi-monthly.

     The Company currently owns a total of more than 180 movie titles, and by the end of 1998 the total is expected to increase to over 210 titles. Titles are available mainly on videocassette and are sold by distributors, primarily to retail stores and wholesalers worldwide. Some of the original motion picture programs have also been re-edited and licensed to cable television operators. The Company owns perpetual distribution rights, and thus far has not acquired any third party distribution rights. The Company continues to expand the marketing of its production into new international markets, including the United States, generally by entering into national license agreements with local distributors.

       During fiscal 1998, Management hopes to continue to expand its video and film operations by (i) distributing new videos and films with an aggressive release schedule, (ii) increasing its efforts to distribute its library and new titles into cable and satellite television markets as well as new international markets, and (iii) actively seeking to acquire distribution rights to additional titles produced by third parties.

     Other Markets

     CD-ROM/DVD.   Although the adult CD-Rom market has been leveling out for the last few years, Private PC Games, Interactive Adventures and CD-Rom Magazines have increased sales due to high gaming and media qualities. During 1998, the Company expects to increase its CD-Rom releases to 2-3 per month. Earlier this year, the Company also started to release its movie titles on DVD. Sales of DVD titles are expected to add to the already established sales per title.

     Licensed Products. In April 1996, the Company launched a line of adult pleasure products called Private Collection. In the near future, the Company plans to extend the product range with various additional lines such as clothes, nutritional supplements, energy soft drinks and personal skin care. For all these new markets, the Company is generally planning to earn royalties through the licensing of its major trademarks.

     Internet. The Company's Internet team has combined Private quality with the newest technology to create one of the best adult Web sites ever: www.private.com. Since March 1998, the WWW Club members are able to view every Private magazine published by the Company since 1965 and over 180 clips from over 60 films. In addition, this site contains new games, chat rooms with models, previews of new releases and more. The Company believes that as of today it has the capacity and the best technology available to distribute movies via satellite link in this fast growing market and plans to commence this distribution via the Internet in August 1998.

THE ADULT ENTERTAINMENT INDUSTRY

     Despite nearly two decades of intense political campaigning against the adult industry, consumer purchases of adult entertainment products have increased dramatically. The industry that has come to be known broadly as adult entertainment began its transformation two decades ago, with the advent of home videos and the VCR. That revolution marked the beginning of the end of red-light districts in cities, where adult book-stores, X-rated theatres, peep shows, dingy strip joints and street prostitution once flourished.

     During the 1980s, the availability of adult movies on videocassette and on cable television helped to legitimize the consumption of explicit material by putting it in the home setting. The result has been the legitimization of industry products by other businesses not traditionally associated with the adult entertainment industry. Video stores, long distance telephone carriers, satellite providers, cable companies, and even mutual funds, earn significant returns by supplying or investing in adult entertainment either directly or indirectly.

     The distribution of sexually explicit material is intensely competitive. Hundreds of companies now produce and distribute films to wholesalers and retailers, as well as directly to the consumer. The low cost of videotape and the introduction of low cost video tape recorders, along with the minimal production budgets of many adult films, has resulted in much lower barriers for entry in the adult entertainment industry, while the availability of adult films on videocassette has virtually destroyed the adult theatre business.

     According to industry sources, in 1978 some 100 hard-core feature films were produced at a typical cost in today's dollars of approximately $350,000, while in 1997 nearly 8,000 new hard-core videos were released, some costing as little as a few thousand dollars to produce. The bulk of this production is represented by amateurish tapes and compilations. The Company is competing with a small segment of the market, which involves the production of professionally produced films with high production value, which probably represents approximately ten percent of the market.

     As of today, the U.S. and worldwide revenues of the adult entertainment market have been estimated and broken down by the Company, as follows:

------------------------------------------------------------------------------------------------------------------------------------

Market Segment                          World Est. Sales 1998                  U.S. Est.  1998                Comments

------------------------------------------------------------------------------------------------------------------------------------
   Adult Videos                         $  18.8 billion                       $ 4.6 billion                  Retail Sales
   Strip Clubs                          $   4.5 billion                       $ 3.2 billion                  (1)
   Magazines                            $   7.5 billion                       $ 1.2 billion                  (2)
   Phone Sex                            $   4.5 billion                       $ 1.1 billion
   Escort Services                      $  10.0 billion                       $ 1.3 billion
   Cable/Satellite/Pay-Per-View         $   1.5 billion                       $ 0.4 billion                  (3)
   CD-Rom                               $   1.0 billion                       $ 0.4 billion
   Internet (sales and memberships)     $   0.5 billion                       $ 0.3 billion
   Novelties                            $   0.9 billion                       $ 0.3 billion
   Others                               $   0.8 billion                       $ 0.2 billion

   TOTAL                                $  50.0 billion                       $13.0 billion                  (4)
------------------------------------------------------------------------------------------------------------------------------------

Notes    (1)  It is mainly a U.S. market (approximately 2,500 clubs in the U.S. only)
         (2)  Including softcore magazines such as Playboy, Penthouse or Hustler (U.S.)
         (3)  i.e. The Playboy Channel, Spice and Adam & Eve in the U.S. (including hotel's pay-per-view)
         (4)  Illicit markets not included

------------------------------------------------------------------------------------------------------------------------------------

    According to a recent industry report which appeared in US News and World Report (released on February 10, 1997), Americans spent over $8 billion in 1996 on hard-core videos, peep-shows, live sex acts, adult cable programming, sexual devices, computer porn and sex magazines. This amount is much larger than Hollywood's domestic box office receipts and larger than all the revenues generated by rock and country music recordings. The mainstream Hollywood film industry collects some $6 billion per year, the recorded music industry $8 billion; theater, opera and ballet $1.7 billion. Only the magazine industry with its $11 billion in U.S. sales is still competing with the adult industry for the same fraction of the entertainment budget.

Video Sales & Rental

    The Los Angeles Times (November 22, 1997) confirmed that sales and rental of adult videos have increased 100% in the last five years. It added that "seventy percent of VCR buyers in the first three years during which the devices were on the market said that being able to view adult movies at home was a primary reason they bought a VCR."

    The Video Software Dealers Association ( VSDA ), the trade association for the entire home video industry, estimated that more than 60,000 retail outlets in the United States carry home videos; adult videocassettes are carried in more than 25,000 of these retail outlets, including such major chains as The Wherehouse, Tower Video, Palmer Video, Movies Unlimited, West Coast Video and others. In addition, hundreds of small boutiques and large mail order companies sell adult tapes directly to consumers. On the other hand, the 5,000-store Blockbuster Video, which accounts for 30% of the rental marketplace, like many other large retail chains, has opted not to carry adult videos.

    Both Adams Media Reasarch and the Video Software Dealers Association, estimated that the overall US home video industry rental exceeded $7.3 billion in revenues in 1997, while the U.S. home video rental and sales for the same year, exceeded $16.2 billion.

    AVN (Adult Video News), the world's largest adult entertainment industry trade publication which releases an annual poll of approximately 19,000 US retailers who subscribe to the AVN magazine, estimates that in 1997 hard-core tapes generated over $828 million in adult video sales, while rental and sales volume in video stores and adult stores, excluding mail orders, represented a volume of $4.2 billion.

------------------------------------------------------------------------------------------------------------------------------------


  Year    Rental & Sales (1)    % Increase        Number of Titles (2)     No. Rentals (3)     $ Sales (4)

------------------------------------------------------------------------------------------------------------------------------------

  1985                                                   1,600
  1986                                                   1,500
  1987                                                   1,300
  1988                                                   1,250
  1989                                                   1,300
  1990                                                   1,275
  1991                                                   1,575               410
  1992    1,600                                          2,200               445
  1993    2,100                        31%               2,475               490
  1994    2,500                        19%               3,224               528                 664
  1995    3,100                        24%               5,575               609                 707
  1996    3,900                        26%               7,852               665                 787
  1997    4,200                         8%               7,970 est.          697                 828
------------------------------------------------------------------------------------------------------------------------------------

Notes    (1) In millions of dollars (in video stores and adult stores; does not include mail orders)
         (2) Includes features, 30 & 60 minutes tapes, amateurish tapes, re-releases & compilations (hardcore only)
         (3) All Stores (statistics through 1995 included only general video store) in millions of videotapes rented
         (4) Wholesale sales of adult videotapes (Sales in million of dollars in U.S.A., approx.)

  Source: AVN's 1998 Adult Entertainment Guide
------------------------------------------------------------------------------------------------------------------------------------


    Overall, AVN reports that adult products represent 13.49% of the U.S. video market (all stores, whether stocking adult or not). More than 15% of the nations's rental and sales transactions involving adult tapes took place in the State of California; approximately 2,800 retail stores carry adult video for sale and/or rental in the State of California; the average store in the State of California stocks over 700 different adult tapes for rental. According to AVN's poll, 71% of adult videos are rented by men, 19% are rented by male/female couples, 7% are rented by male couples, 2% are rented by women and 1% by women couples.

    Approximately 20 major producers, such as Private, Vivid, VCA and Metro release the lion's share of adult high budget videos; around eighty smaller firms fill in the gaps. See "Business-Competition."

--------------------------------------------------------------------------------

Year                         % Rentals (1)         % Rental & Sales (2)

--------------------------------------------------------------------------------

1991                         11.5                  20.7
1992                         11.75                 22.6
1993                         11.1                  21.6
1994                         12.9                  27.5
1995                         13.3                  28.1
1996                         13.1                  27.8
1997                         13.49                 25.4

--------------------------------------------------------------------------------

Notes (1)  Adult percentage of video market, all stores (whether stocking adult or not)
      (2) Adult percentage of rentals and sales (exclusively in stores that carry adult products)

Source: AVN's 1998 Adult Entertainment Guide

--------------------------------------------------------------------------------

Cable and Satellite TV Broadcasting

      The adult entertainment industry has continued to grow as technological advances allow easier and more private access to products. Most major hotel chains, including Sheraton, Marriott, Hyatt, Holiday Inn and Hilton, offer in-room non-explicit adult programming through video services such as Spectravision and On Command, which in 1997, according to US News and World Report, represented over $175 million in sales in the U.S. alone.

      On Command is the largest of the hotel pay-per-view companies and is in more than 3,150 hotels comprising 916,000 individual rooms. On Command reported revenues of over $60.9 million in the second quarter of 1998. Over 800,000 rooms served by On Command can get on-demand pay-per-view. This means that patrons can choose from a selection of as many as 50 general and adult features, with the requested feature starting upon the guest's request, rather than waiting for a scheduled start time. Softcore adult is a mainstay of hotel pay-per-view systems, primarily because companies can buy unlimited rights to titles for a specified period of time, like three years for $5,000. Outside the U.S., except for more restrictive countries such as Japan and the United Kingdom, guests can often gain access to hard-core pay-per-view as well.

      Cable companies such as Time Warner, TeleCommunications, Inc., and Cablevision Systems offer softcore services like the Playboy Channel. Other cable companies such as, American Cable Entertainment, Comcast Corporation and Greater Media offer explicit adult programming, such as that available from Spice and Exxxtasy Networks. According to public documents, the Playboy and Spice channels have generated as much as $200 million in revenue from cable and DTH satellite services during their latest fiscal year.

      The Big Four US cable providers are: TCI (Tele-Communications, Inc.), Time Warner Cable, MediaOne and Comcast. TCI is the largest U.S. cable provider, with over 16 million subscribers in 49 States. Nationwide, TCI systems offers Playboy TV, AdulTVision, Adam & Eve and Spice. Time Warner Cable has 12.3 million subscribers in 37 States, including over one million homes in New York City alone, and offers Playboy TV, Adam & Eve and Spice. MediaOne is the third largest cable provider with 4.8 million subscribers. In order of popularity nationwide it offers Spice, Playboy TV and Adam & Eve. Comcast is the number four cable TV provider in the U.S. with 4.3 million subscribers in 21 States; its local Philadelphia area provider offers Playboy TV and local stand-alone pay-per-view channels.

      Besides the softcore adult-oriented channels such as Playboy TV, AdulTVision, Spice Channel and The Adam & Eve Channel, there are seven hardcore video channels available in the U.S. exclusively on the C-Band dishes (large 7 1/2' to 10' satellite antennas), which are: Eurotica, Exotica, Exxxtasy, True Blue, X!, Xxxcite and XXXplore. Exotica, Exxxtasy and True Blue (New Frontier Media, Inc.) offer uncensored hardcore material. Exxxtasy is the only U.S. hardcore adult channel being beamed to Australia and the Pacific Rim.

      Earlier this year Playboy Enterprises, Inc. and Spice Entertainment Companies, Inc. entered into an agreement resulting in the combination of the two companies. Also, Colorado Satellite Broadcasting, a subsidiary of New Frontier Media, Inc., is scheduled to launch TEN: The Erotic Network on a 24 hour basis on September 1, 1998, with an estimated 2-3 million households in North and South America initially having access to this channel.

      Less-explicit material routinely available on a variety of cable television networks acts to reinforce consumer demand. Subsequently, the Company believes that the adult entertainment industry in general will continue to experience significant growth in the coming years, particularly as advances in technology will allow more private and secure adult access to adult themed material.

CD-Roms

      CD-Roms burst onto the scene about five years ago and is now estimated to represent $300 million-a-year. This includes films and sexually oriented interactive games (Source: Boston Sunday Globe). Some industry observers believe that the market for adult CD-Roms has peaked. According to others, toning down the packaging will make it possible to expand sales while tapping music store chains, as well.

Internet

      According to CommerceNet/Nielsen Media Research - Internet Demographic Study- Fall 1997 Release, among persons 16 and over in the U.S. and Canada, 52 million are Internet users in the U.S. and 6 million are Internet users in Canada. Of these users, 43% are women, 80% own or lease a home computer, 77% have a credit card in their name, 49% have at least a college associate degree and 46% live in households with total annual income over $50,000, of which 10 million are considered to be regular online buyers.

      On a worldwide basis, it is estimated that over 125 million people currently have access to the Internet; by the year 2000 there are expected to be over 450 million users of the Internet. An estimated 160 million HTML pages can now be viewed on the Internet, with 500 million projected by the year 2000; the worlwide median user income for Web surfers is over $65,000 per year.

      According to Interactive Advertising, Inc. (iab.com), advertising revenues on the Internet accounted for $906.5 million in 1997, up 240% from 1996; 67% were collected by the top ten generic sites and search engines such as Yahoo; as far as the bulk of the advertising was concerned, adult oriented banners probably represented the lion's share.

      Most of this data can be consulted online and on a weekly basis, through interactive media audience measurement services such as Media Metrix, Inc. (www.mediametrix.com), WebSideStory, Inc. and Web21 (100 hot Web Sites), which all deliver comprehensive usage statistics, clickstream patterns and demographic data to help clients evaluate and demonstrate the value of all new interactive media.

Inter@ctive Week now evaluates the adult entertainment business at $1 billion for banner advertising, subscriptions, videoconferencing and products. A more conservative figure from Forrester Research Inc. is $185 million in adult online entertainment in 1998, up from $101 million in 1996 and $137 million last year. That is a pittance compared with the $4.8 billion Forrester forecasts for total online retail this year, but it is a big number to those involved.

      Estimates of the number of sex sites are as diverse as estimates for traffic and revenue. Yahoo lists about 4,000 sites under "sex." but current estimates indicate that there may be as many as 28,000 sex sites, half commercial, the other half hobby sites. Adult Chamber of Commerce's Kraft guesses there are 20,000 distinct owners, with many more sites. According to WebSideStory's Adult 10000, there were 13,673 sites listed, averaging 16,041,825 visitors per day on August 5, 1998.

      Pay sites have most of the adult content on the Internet, but free sites abound for obvious reasons: advertising from pay sites supports most of them. Free sites get a few cents for each viewer who "clicks" on an advertising banner; the banner transports these viewers to a site that tries to entice them into surrendering their credit card numbers. Some sites offer commissions rather than flat fees for customer referrals. Though this sounds like small change, some free sites do well.

--------------------------------------------------------------------------------

  Adult Entertainment Revenues on the Internet

  Year    Tot. Online Retail  Tot. Online Entertainment  Adult Entertainment

  1997    $2.4 billion        $298 million               $137 million
  1998    $4.8 billion        $591 million               $185 million
  1999    $7.9 billion        $1.14 billion              $235 million
  2000    $12.1 billion       $1.92 billion              $296 million

  Source: Forrester Research Inc., People & Technology Strategies Report, October 1997

--------------------------------------------------------------------------------

      There are many other specialized directories and search engines for the adult world, though many of the Internet's general search sites include sex as well. Webpower Inc., a large supplier that pays for referrals to its services, says it is the largest paying advertiser on Yahoo's and Excite Inc.'s search sites. Webpower's sites include Amateur Hardcore, The Hardcore Channel and FastPorn. Amateur Hardcore may be the largest adult pay site for the time being; it claims 250,000 pictures and 500,000 members. Webpower also says it has 6,000 actively linked Webmasters to which it pays a total of $25,000 to $40,000 per week for referrals or click-throughs.

      One of the largest hosts of adult sites is Bell Technologies Group of New York, a public entity started in 1989, which claims to be the largest provider of adult hosting on the Internet. Unlike Bell, many information service providers ("ISP's") do not want adult operators for a variety of reasons. Some say they reject the traffic because adult sites use enormous bandwidth just a few hours a day. That means providers would need to invest heavily for largely unused capacity. Others don't want to be associated with unsavory content.

      The tremendous growth of the Internet, including chat rooms and Web sites dedicated to adult entertainment, has resulted in millions of potential customers accessing these sites from the relative privacy of their personal computers, worldwide.

      Web porn has become an explosive issue that unsettles everyone, from the religious right to anti-censorship liberals. It sparks debates about free speech vs. child protection; free enterprise vs. social good; and free markets vs. fair business practices. Parents, politicians, preachers and providers are all struggling with how to best protect children while allowing grown-ups to set their own standards of behavior and taste. The access to most of the Web sites is far from being regulated. At the user's discretion, the following Web locations provide information about blocking adult material, mainly for child protection: cyberpatrol, solidoak, netnanny, shepherd, safesurf and/or netpart.

Phone Sex

      Phone sex represents, by conservative estimates, a $1 billion dollar industry in the U.S. only. AT&T is one of the biggest carriers of phone sex. Many in the industry believe phone sex will be outpaced by computer video-conferencing, video streaming or live streaming, but for the time being, according to the above mentioned U.S. News report, every night, between the peak hours of 9 p.m. and 1 a.m. a quarter of a million Americans pick up the phone and dial a number for commercial phone sex. The average call lasts six to eight minutes and the charge ranges from 89 cents to $4 a minute. In 1991, the FCC restricted the type of adult calls that could be made to numbers with a 900 prefix, banning obscene communications for commercial purposes, but no such restriction applys to overseas calls, which can easily be made from most telephones.

The Company's Numbers

    The Company is currently considered as being the world leader in hard-core magazines and is considered to be one of the world's top three producers of high budget adult video products.

    The following table indicates the Company's production for 1997 and the estimates for 1998.

--------------------------------------------------------------------------------

                              THE PRIVATE LIBRARY

--------------------------------------------------------------------------------

    MAGAZINES       As of December 31, 1997       As of December 31, 1998 (Est.)
    ---------       -----------------------       ------------------------------

    Titles          No of Issues                  No of Issues   Yearly

    Private         144                           150            + 6
    Pirate          46                            52             + 6
    Triple-X        20                            26             + 6
    Sex             11                            17             + 6

    Total           221                           245            24 New Releases

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    VIDEOS          As of December 31, 1997       As of December 31, 1998 (Est.)
    ------          -----------------------       ------------------------------

    Labels          No of Titles


    Private Video
     Magazine       26                            26  No more in production
    Private Film    28                            28  No more in production.
    Triple-X Video  32                            32  No more in production.
    Private Video
     Stories        27                            27  No more in prod.
    Private Gold    25                            33  + 8
    Gaia             4                             7  Ended during 1998
    Casting-X        3                            12  + 9
    Best of Private  6                             8  + 2
    Private Black
     Label                                         6  New from 1998
    Pirate                                        12  New from 1998
    Triple-X Files                                12  New from 1998
    Special Compitalations                        10  New from 1998
    Amanda's Diary                                 1  New from 1998
    Private Kamasutra                              1  New from 1998

    Total          151                           212  61 New Releases in 1998

--------------------------------------------------------------------------------

MAGAZINE PUBLICATIONS

The Business

     The Company's publishing operations include the publication of the above mentioned adult magazines, and occasionally the publication of newsstand specials, calendars and paperback books. All these magazines, together with all local editions are printed under various tradenames and are distributed in approximately 30 countries worldwide. The Company publishes several editions of the main magazines; all editions contain the same editorial material but provide local targeted content, in full cognizance of local governmental regulation regarding explicit adult publications. Most of the Company's magazines feature pictures of men and women engaged in erotic and sexually explicit situations; the Company's most popular publications include Private, Pirate, Sex and Triple X.

     Private Style, published in South Africa since 1997, and Private Life, published in Greece in 1998, are currently the only softcore magazines. Private Style is edited, printed and distributed by the South African distributor and is currently in its fourth issue.

     Private Kontakt began publication in Germany in May 1998, through a joint venture between the Company and its German distributor. Private Kontakt represents the Company's first attempt to penetrate a very large market for this kind of publication in Germany. There are currently two other long established German contact magazines: Autofahrer Week End and Happy Week End, which are produced by two of the Company's German competitors.

--------------------------------------------------------------------------------
  Quantities of Magazines           Produced (1997)

   Private                          702,450
   Pirate                           521,450
   Triple X                         504,350
   Sex                              327,500
   Best of Private                   44,830
--------------------------------------------------------------------------------

     The Company's publications offer a balanced variety of features and have all gained a loyal customer base and a reputation for excellence by providing a quality standard to the adult market industry, while maintaining circulation leadership as the best-selling hardcore magazine. All publications have long been known for their graphic excellence and features, and publish the work of top artists and photographers. They are also renowned for their pictorials of beautiful people. Because of the Company's high quality standards, its magazines are among the highest priced magazines in the industry.

     All of the Company's publications are printed by independent third parties. The Company has had a longstanding relationship with a printer in Spain, and two other printers in the U.S. and in the U.K. respectively; these last two are also printers of other adult magazines that compete with the Company's products; nonetheless, Management believes that generally there is an adequate supply of printing services available to the Company at competitive prices, should the need arise. All of the Company's production and printing activities are coordinated through its operating facility, Milcap Media Group S.L., located in Barcelona, Spain.

Circulation

     The Company's magazines have historically generated most of their revenues from firm sales distribution to national distributors. Distributors with rights to return and retail circulation represent less than 25% of the current production. The Company has contracted national licensing agreements in over 30 countries and normally deals with a magazine distributor for every local distribution of its publications. Single copy retail sales normally occur in adult book stores and similar establishments. Newsstand retail sales are legally allowed only in countries such as Sweden, Denmark, Holland, Belgium, France and Italy.

     Distribution of the magazine to newsstands and other public retail outlets is accomplished through a network of national distributors, who maintain a local network of several wholesale distributors and licensors. Copies of the magazine are shipped in bulk to the wholesalers, who are responsible for local retail distribution.

     Wholesalers of Back Catalogue are normally allowed to handle returns from National Newsstand Networks on firm sales; this practice is only allowed for magazines, while almost no return practice is allowed for videos and CD-Roms.

     The distribution of the Company's magazines is handled exclusively by distributor pursuant to individual distribution agreements. Such agreements are normally subject to yearly automatic extensions, unless either party delivers a termination notice. Normally, distributors also provide the Company with other services, including management information and promotional and specialty marketing services, and their marketing representatives usually solicit national, regional and local retailers in an effort to expand the number of retail outlets for the Company titles.

     The Company recognizes revenue from distributors sales based on estimated copy sales at the time each issue is delivered. Provisions for expected returns are taken into consideration.

     The historical patterns of distribution have changed as a result of the on-going consolidation and the relationship with each distributor, which due to the success of the publications and better terms and conditions, tend to prefer a firm sale agreement as well.

     For a few years, the Company has been seeking to expand the use of its magazines' editorial content and other assets across different media formats, in order to capitalize on their existing brand names at a lower cost. The process started in 1995 with the production of CD-Roms, but the main development will be the re-editing of every Private magazine since 1965, which became available on the Company's Web site in May 1998.

Production Distribution and Fulfillment

     Most of the Company's magazines and video covers are currently printed by an independent printer in Spain pursuant to a long dated gentlemen's agreement. On April 1, 1998, the Spanish printer confirmed its latest pricing policy offer for printing and binding FOB Barcelona. Prices are subject to the alteration of the price of raw materials (paper, ink, etc.) on the date of printing. Terms of payment are 60 days from the date of invoice.

     The Company believes that its relationship with the Spanish printer is good. However, it believes that other printers of similar quality could be engaged on similar terms and that its high volume of printing, could enable it to receive more favorable printing rates. The Spanish printer belongs to a large Spanish printing group and has preparations and the capability to minimize recovery time, in the event of a disaster at the existing printing facility.

     With respect to color separation, pre-press and related services, the Company is currently using the services of two independent providers located in Barcelona, Spain; the Company believes that there is generally an adequate supply of alternative color separation services available at competitive prices, should the need arise. All proprietary magazines are printed in and shipped from Barcelona, Spain with the exception of the two following national distributors.

     Private USA, Inc. receives the color separations from the Barcelona office and then runs the printing of its own copies through a U.S. printer. The U.S. printer is printing Private, Pirate, Triple-X and Sex for the U.S., Mexican and Canadian markets. The U.K. distributor receives all the magazines in digital format, prepares its own layout and color separations before printing locally adapted editions of the Private and Pirate magazines.

     To some extent, the actual print run varies each month and different amounts are printed for each publication. The amount of printed publications is determined bimonthly with the input from each of the Company's national distributors.

     The principal raw material necessary for the publication of the Company's magazines are coated and uncoated paper. The Company's printers have a number of paper supply arrangements and believe that those supply contracts provide an adequate supply of paper for its needs and that, in any event, alternative sources are available at competitive prices. Paper prices are affected by a variety of factors, including demand, capacity, pulp supply, and by general economic conditions. In any case, pulp and paper only represents approximately ten percent of the magazine's total cost and its price does not generally have a major impact on the production cost.

     Most of the Company's products are packaged and delivered directly by the printer or supplier, but fulfillment, warehousing, customer service and payment processing are conducted principally by Milcap Media Group S.L.

     Milcap Media Group S.L. employs a staff of professionals to manage the production and to oversee the printing, distribution and fulfillment of its magazines. The Company is able to effectively produce and distribute all of its publications, through the use of state-of-the-art design and production technology, economies of scale and, in printing contracts, efficiencies in subscription solicitation and fulfillment. Production systems for both graphics and editing utilizes an integrated publishing environment that is networked with satellite offices. Approximately 15 employees of the Company are engaged in the production and distribution of the Company's publications.

Licensed Publishing

     The Private Style publication is owned by JT Publishing Pty, the South African distributor, who will start paying a royalty as soon as the final distribution of the magazine will be up an running. There have been two issues of Private Style on the market so far. A final royalty agreement is expected to be finalized before the end of 1998.

     The Private Life publication is owned by D&L First Publishing Group Ltd., the Greek distributor, who will start paying a royalty as soon as final distribution of the magazine will be up and running. There have been two issues on the market so far. A final royalty agreement is expected to be finalized before the end of 1998.

     Local publishing licensees will tailor their editions by mixing the work of the Company's editors with their own editorial and pictorial material. The Company will monitor the content of the licensed editions so that they retain the distinctive style, look and quality of the other editions, while meeting the needs of their respective markets.

VIDEO AND FILM PRODUCTIONS


     In fiscal 1992, the Company began releasing feature videos and films under the Private label. The Company's titles are considered to be among the best adult movies available on the market. Due to the recent success of titles such as The Pyramid 1-2-3, The Fugitive 1-2 and Tatiana 1-2-3, there is a great consumer expectation for every new release. The retail success of the Company's production can easily be checked by consulting ratings and sales on some of the industry's monthly publications such as AVN (for the US market), Hot Video (for the French market) and Video Impulse (for the Italian market).

     The Company's adult video or film products are in genres similar to its general magazines and books. Because of the strong demand for this genre of productions, the Company is able to fairly evaluate the international distribution of every production and earn a quick return on its investment. Normally, the Company's acquisition costs range between $25,000 and $125,000 per movie, prior to the computation of the post-production, duplication and distribution costs. Generally, MMG creates and designs all artwork for promotional items and packaging and contracts for printing services. Since 1997, all videocassettes have been duplicated by independent laboratories.

     The Company and several of the Company's original programs, have recently won awards of excellence, including Best Production Company awards, and a Special Achievement award. The Company continues to expand its video operations in international markets and is presently marketing video products in over 30 countries worldwide.

     The Company finances all of its adult films and videos, and arrangements with video and film producers are done on a flat fee basis; all producers generally take care of all production costs and obligations, including among other things, the delivery of models' releases. The principal source of financing for all the motion pictures derives from the cash flow generated by previous productions. To date, the Company has not solicited any external financing for any of its acquisitions. Distribution rights may be limited to specified territories, specified media and/or particular periods of time.

     Most of the Company's original programs have been licensed to cable television networks and adult pay-per-view channels. In these circumstances, the Company generally grants the TV channel owner a specific right of transmission and always retains the intellectual property rights of every production. Additionally, new technology, primarily digital set-top converters, will dramatically increase channel capacity, and is expected to contribute to the sales of adult video. The Company is currently developing a video streaming software to allow pay-per-view of its productions through it Web site. See "Business-Internet."

     Motion pictures shot on film generally offer better production quality, utilize more elaborate production techniques and incur higher acquisition costs than motion pictures shot on videotape. Many of the Company's new feature video and film releases are edited into several versions depending on the media through which they are distributed. In general, versions of the videos or films edited for cable or pay-per-view television are less sexually explicit than the versions edited for home video distribution.

     The Company has experienced significant competition from lower cost competitors with respect to film and video. While there can be no assurance that the Company will be able to maintain its current market share, it believes that the strong brand recognition and the quality of its titles will result in the ability to appeal more effectively to a broader range of adult audiences. The format of Private videos is consistent with the style, quality and focus of the Private brand. The Company believes that the quality of content and production will continue to differentiate the Company from its competitors.

Distribution

     The Company distributes its productions worldwide via Beta masters, videocassettes, laserdiscs and DVD's that are sold or rented in video stores, sex shops, newsstands and other retail outlets, and occasionally, where allowed, through direct mail. The Company's Web site recently contributed in boosting video sales and Management expects this new media to become one of the main distribution channels in the future.

     During the last six years, the Company entered into several distributorship agreements in approximately 30 countries worldwide. Pursuant to these distributorship agreements, either MPG or occasionally MMG, provides monthly a minimum number of new titles during the term of the agreement, and a licensee normally serves as the exclusive distributor throughout its own country or language territory. Under the various distributorship agreements, licensees are normally required to purchase a minimum number of units for each monthly period during the term of the agreement.

     Typically the licensees then customize, dub or subtitle the movie, as appropriate, to meet the needs of individual markets. In countries such as the U.S. and Germany, the Company has expanded its relationships with its national distributor by entering into exclusive multi-year multi-product output agreements. Private USA, Inc. for instance, coordinated the incorporation of PCI Private Collection International, Inc. which in 1995 became the worldwide distributor of the Company's novelties collection. In another case, VPS Film Entertainment GmbH, Munich recently entered into a joint venture agreement for the launching of the Company's contact magazine.

     In countries such as France and Italy, the Company established local subsidiaries for the purpose of owning or controlling the local distribution. In the near future, the Company intends to renegotiate some of its national distributorship agreements in order to vertically integrate the Company into its chain of distribution.

     In general, national distribution agreements enable the Company to have an ongoing branded presence in international markets and generate higher and more consistent revenues, rather than selling on a direct basis.

Video Duplication/Production Techniques

     Betacam masters are produced by Milcap Media Group S.L. and Milcap Publishing Group, and from there they are sent to the different distributors and duplication centers. Certain distributors receive a master directly and do their own duplication.

     All artwork to print the video covers is created at Milcap Media Group S.L. Most of countries receive their own ready printed covers from Spain and some countries print their own covers. Body labels for the videocassettes are printed in Spain, and then mailed to the different distributors. All of the body labels have a golden stamping for the control of pirate copies.

CD-ROMS AND INTERACTIVE GAMES


     The Software Publisher's Association estimated that the number of CD-Rom households by the end of calendar 1997 was 45 million worldwide (30 million in the U.S. market alone), growing approximately 50% from the previous year. This growth has been primarily fueled by the availability of multimedia computer systems. In addition, 60% of all new computers purchased are being shipped with built-in CD-Rom drives. CD-Rom products enable viewers to enjoy full-screen, full-motion CD-Rom visual display.

     In the last few years, the Company entered into partnerships with companies to create multimedia products, such as Video CD-Rom titles and several kinds of Video Photo Discs and Interactive Games. Management has determined that it is more efficient and cost effective to engage independent contractors to digitize and convert the Company's motion pictures into the CD-Rom format and to acquire proprietary distribution rights to CD-Rom interactive games authorized by independent software developers. Accordingly, during 1997, the Company reduced its Swedish in-house technical workforce and contracted the product development process to outside specialists.

     The product development process includes design, prototyping, programming, computer graphic design, animation, sound and video recordings and quality assurance. The Company has and expects to continue to utilize third-party designers, artists and programmers to introduce creative and technically superior products. Due to the technological complexity, inherent uncertainty in anticipating technological developments, the need for coordinated efforts of numerous technical personnel in such development, and the difficulties in identifying and eliminating errors prior to product release, the success of software product development is unpredictable.

     The Company has and intends to continue to digitize and convert selected titles from the Company's existing film library to the CD-Rom format under the trade name Private. It has financed and it will continue to finance the development of technically sophisticated products on the most popular personal computer platforms, currently Microsoft Windows 98 and the hybrid Windows/Macintosh platform, primarily for use in home personal computers.

Production Distribution and Fulfillment

     Preparation of master CD-Rom discs, user manuals and promotional materials, as well as duplication of the CD-Rom discs and printing of the user manuals and packaging, has been and will continue to be performed by outside developers. Management does not anticipate experiencing any material difficulties or delays in the manufacture and packaging of its products. Distribution of CD-Rom disc products is accomplished through the same distribution network of wholesalers and retailers through which the Company distributes its magazines and adult video products.

     Sales of consumer software are highly dependent on the availability of relatively inexpensive personal computers. Major computer manufacturers have continued to enhance their lower-end product offer to consumers by increasing the power and speed of these machines without significantly increasing the price. As indicated above, the inclusion of CD-Rom technology in home personal computers and the decline in prices for CD-Rom hardware is expected to contribute to the demand for CD-Rom software products that can utilize the graphics, sound and data capabilities of the latest hardware technology.

    The Company has no way of accurately assessing the amount of capital resources that will be required to develop these future projects, or the amount and extent of financing that will be available to meet these requirements.
The development of these kinds of products incurred minimal operating costs during fiscal 1997 and have been financed through the cash flow generated by the various operations.

CD-Rom Duplication Techniques

     During fiscal 1997, the Company reduced its Swedish in-house technical workforce and contracted the product development and duplication process to outside specialists.

CD-Rom Library

     Although the Company intends to focus on digitizing selected titles from its existing film library for the foreseeable future, it will continue to be engaged in the development and distribution of other adult-theme digital multimedia projects such as interactive games.

     Presently, the Company's CD-Rom library can be described as follows:

     Private Photo CD-Rom Discs

     This includes Private Collection (Vol. 1-4) and other similar CD-Roms. The program's floating control panel makes it easy to browse through more than 2,000 color-pictures included on each CD-Rom. This type of CD-Rom is easy to use and has graphical interfaces including interactive menus and slide shows with background music.

     CD-Rom Interactive Adventures and PC Games

     This includes CD Sampler, Hard Core Gallery and Private CD-Rom Magazine. These types of CD-Rom's are digitally encoded in MPEG/Quick Time Format to ensure the highest available quality, integrated with sound, and at the touch of a fingertip, users can find a vast selection of the Company's films and magazines. Private CD-Rom Magazines are hybrids that play both on PC/Windows and on Macintosh computers.

     The user of these interactive CD-Roms interacts and decides what will or will not happen on the screen and has total control over the actual events. Private Pleasure Park 1 & 2 (both best foreign titles at the AMEE 1995 and
1996), Private Investigator (awarded 1996 Best Interactive Game at the AMEE Award Show in Las Vegas), Private Prison and Private Castle are examples of this type of production.

     The Company's PC games represent the state-of-the-art in advanced arcade PC games. The games combine exciting and challenging top level computer games with hard-core or R-rated movies and pictures. The PC games run in a PC/Windows environment and are compatible with Windows 98. Pornmania and Porntris, which has been the best selling adult PC-Game in Europe since 1994, are just two examples of this kind of production.

     The Company is competing with other CD-Rom producers such as VCA Interactive, Disk Magic, Arcus Media Group, Digital Playground, PIXIS Interactive, Venus Interactive and New Machine Publishing. Future product releases by the Company will be dependent on the continued market acceptance of its initial product releases, which, for the time being, is very positive.

OTHER ANCILLARY PRODUCTS AND SERVICES

The Laserdisc Market

     According to the LaserDisc Association, as of January, 1997, approximately
2.2 million U.S. households owned a laserdisc player. The worldwide laserdisc household figure is estimated to be 12.0 million with the heaviest concentrations in Japan, Taiwan, Hong Kong, Singapore, Malaysia and Indonesia. The LaserDisc Association estimates that the installed base of laserdisc households in the U.S. will grow at a rate of 25% per year for the next three years and then see little or no growth as the next Video Disc technology takes hold (see "DVD Markets"). Laserdisc is primarily a sell-through business (not much rental activity ) and caters to upper-income households with home-theater installations. Laserdisc employs an analog video technology along with a digital sound technology to deliver twice the resolution of ordinary home video cassettes. Laserdisc's popularity has grown over the past ten years among movie enthusiasts for its "instant access" capabilities (similar to audio CD) and its durability as a movie playback medium. Laserdisc's disadvantages include its size (12 inches in diameter), high retail price, and the limited amount of information that can be placed on a single side of a disc (60 minutes maximum). For the calendar year ending 1996, the LaserDisc Association reported that the average U.S. laserdisc household purchased twelve laserdiscs. The LaserDisc Association further estimated that between five and ten percent of all laserdisc purchases had strong sexual content and themes.

     Presently, the Company has only released approximately six of its titles on laserdisc format. Due to the structure of its current network of distributors, the Company is not emphasizing the production of laserdiscs, which represents some sales on the U.S. and a quite small market in Japan.

     Private Video Magazine 2, 3, and 4 and Private Film 6 (Lady in Spain) are still available on laserdisc format. Since December 1997, most of the new releases are now edited on DVD as a complement to the classic video format.

The Digital Versatile Disc Market ("DVD")

     The market for Digital Versatile Disc ("DVD") is expected to grow dramatically beginning in the fourth quarter of 1998. Up until September 1995, two competing technologies existed for DVD video playback: TimeWarner/Toshiba's technology and SONY/Philips' technology. In September 1995 these companies agreed upon a unified format for DVD. In October 1996 a unified, single standard was finalized for the mastering (with copy protection) and replication of DVDs. It is widely believed that this unified DVD format will make serious inroads into the market shares currently held by laserdisc and, to a much greater extent, the video cassette recorder. DVD has several major advantages over competing home video delivery technologies: 1) A single 5 1/4" DVD can hold up to 135 minutes per side of high resolution digital full-motion video and audio (DVD discs contain information on both sides); 2) Instant access is available to a favorite scene; 3) DVD contains significantly higher image and audio quality than laserdisc and video tape; 4) Multiple language tracks can be incorporated on one disc; 5) Since DVD is 100% digital (video and sound), the cost of replication is comparable to CD-Rom or audio CD at under $1.00 per unit in small press runs; and 6) A relatively low replication cost will translate to a retail price for a motion picture of under $20.00, giving this medium tremendous mass-market potential. Experts at Toshiba estimate that the market for DVD software could exceed $20 billion by the year 2005. Estimates made by Panasonic indicate that hardware sales range from 800,000 to one million DVD households by the calendar year ending 1997, and 5 million to 10 million domestic DVD households by the calendar year ending 1999. The earliest hardware segment to adapt to DVD will most likely be the computer hardware industry. The next evolution of the CD-Rom drive, now standard equipment for all multimedia computer systems, will be the DVD-Rom. Similar to a CD-Rom in most respects, the DVD-Rom will be capable of holding more than ten times more information than a CD-Rom. Management believes that the market for feature-film and video on DVD will initially consist of computer users with DVD-Rom drives. Dataquest estimates that nearly five million multimedia computer households will be equipped with a DVD-Rom drive by the year 2000.

     The Company's DVDs are produced, encoded and programmed in the U.S. Replications for the US market are made in the US, while worldwide replication and distribution is arranged by the Spanish operation.

     There are currently only a few of the Company's DVD titles available on the market. The best selling of them is the Pyramid Trilogy. It is still premature to evaluate the real potential of this market, since it's still mainly a U.S. market, and currently there are less than 500,000 owners of DVD players in the U.S., according to recent estimates.

THE PRIVATE COLLECTION

The Market

     The Company, together with some of its licensees, is currently working on the development, marketing and distribution of high-quality branded merchandise. The Company's already licensed product lines include clothing, novelties, accessories, fragrances, small leather goods, eyewear, nutritional supplements, aphrodisiacs and condoms. These products are marketed principally through mail-order and retail outlets, including department and specialty stores. In addition the Company is testing a merchandising initiative to place targeted products in mass market outlets with high traffic in order to attract new customers not familiar with the Company's brand name.

The Private Collection

      On November 30, 1995, Milcap Media Limited entered into a license agreement with Private Collection International, Inc. ("PCI") in Los Angeles, California, and granted the licensee the worldwide rights to own, operate, distribute, subcontract, market, advertise and promote merchandise including, rubber goods, vibrating products, pumps, electric items, lotions, lubricants, potions, aphrodisiacs, realistic rubber and latex productions, condoms, dolls, jelly products, massagers, playing cards and all other items that fall into these product groups, except the rights to greeting and trading cards, leather and other apparels and lingerie which have been licensed on a non-exclusive basis. The term of the agreement is seven years. In consideration for the rights granted, the licensee agreed to pay a royalty equal to ten percent of the gross product receipts. The licensee agreed, among other things, to pay a guaranteed minimum royalty of $100,000 for the first year of term, $200,000 for the second year of term and $400,000 for the third year of term. In March 1998 the Company agreed to amend the original license agreement accepting, among other things, a flat $175,000 fee for the 1997 calendar year and a modification in the royalty calculation. Payment of this amount has been personally guaranteed by the owners of PCI and is payable on or before July 30, 1999.

     These amendments were justified by the difficult financial conditions of PCI that originated from a higher than expected inventory of goods. Sales of PCI in 1996 were $769,266 and sales of PCI for 1997 were $1,492,044. Independently from this sharp increase in sales, PCI continues to seek to identify the best possible selling goods in a very sensitive market, which is currently represented by some 5,000 to 6,000 different items available to consumers and no official statistics as far as what the consumers really purchase in retail stores. Another obstacle is represented by the fact that PCI's main supplier, Doc Johnson, Inc. Van Nuys, California, is positioned as a quasi-monopoly in this industry worldwide, and requires cash payment for most deliveries.

Nutritional Supplements, Drinks and Other Similar Products

     In October 1997 the Company entered into a licensing agreement with RH-Patent & Original AB of Hagersten Sweden, an international agency of St. Raphael, Inc., a U.S. production entity, with the intent to expand the market for nutritional supplements such as Private Passion, Private Kick, Cold Relief, Metabolize 2000, Sleep Eeze, Maxi Charge, and personal care products such as Brazilian Bronze, Waistline Management, Cellulite Regulator Gel and Tight Factor.

     The licensee has labeled existing government approved products such as guarana-based energy drinks and aphrodisiacs, with Private, Private Passion and Private Kick, to be distributed within the current distribution network as well as in new markets. These products are also promoted for mail order and on the Internet. In consideration for the rights granted, the Company is entitled to receive a percentage of the products gross receipts, i.e. 15% up to 10,000 total items, 20% on direct sales (mail order via licensor) and 15% on every gross sale by distributors. Minimum sales for automatic renewal of the contract are $100,000 for 1998, $200,000 for 1999, and $400,000 for 2000. The Company agreed to provide the licensee with a minimum advertising space on its Web site.

     The Company is currently negotiating with an Austrian producer of energy drinks and a final agreement is expected to be signed. So far, DYNAMITE Getrankevertriebbesellschaft m.b.H. of Graz, Austria, has delivered a first order of 100,000 prototype cans of a new energy drink named Private Dynamite. The Company created the design which includes the Private logo and pictures of models labeled on the can. This drink is similar to the original Dynamite currently on the market, but the recipe has been changed by adding ginseng and other ingredients. This first order was delivered for approximately $.31 per can. Larger orders on better conditions, together with distribution agreements, may be finalized if the drink is well received by the markets under review. The priority markets are Spain and Germany. The rest of Europe and the U.S. are expected to follow during the fourth quarter of 1998.

Private Circle, Inc.

     During the last few years, the Company invested in the production and distribution of promotional casual clothing such as: T-shirts, sweat shirts, rugby shirts, polo shirts, pique shirts, shorts, wind breakers, beach towels, swim suits, training suits, sunglasses, belts, shirts, bath robes, sweaters, trousers and baseball caps. Some of the production was sold by the Company's distributors, but most of it was given away as marketing tools.

    In May 1998 the Company entered into a Letter of Intent with Mr. Danny Cook and Ms. Quamilla Carlsson, two fashion designers d/b/a Zabata Clothing, Los Angeles, California. Subject to the terms and conditions of a definitive agreement, which has not yet been entered into, the Company would grant to designers, the non-transferable and exclusive license to use the trademarks in connection with the manufacturing, distribution and marketing of their collection. At the same time, the Company would acquire all of the assets of Zabata Clothing for $35,000 and enter into a joint venture to form a new entity to pursue a new clothing business. The initial paid-in capital is $115,000, 80% of which would belong to the Company and the remaining 20% would belong to the designers. In addition, the designers will enter into a two year employment agreement and receive a salary of

$4,000 each in exchange for a full time employment. Lastly, designers will each receive 7,500 two year Warrants at an exercise price of $10.

     Private Circle, Inc. was incorporated in June 1998; the Company will represent the majority of the Board of Director of this corporation. A final agreement is expected to be executed no later than October 1, 1998. A catalogue and a video introducing the first Private Circle Collection was distributed at the Cannes Festival in May 1998.

INTERNET SERVICES

The Present

     In fiscal 1997, the Company launched its own site on the Internet ( www.private.com ), which is now one of the Internet's most visited destination sites. Taking full advantage of the technological capabilities of the medium, the private.com site contains several editorial features from the Company's magazines and select photos from various pictorials. The Company's site also promotes and sells the product range: magazines, videos, CD-Roms and collections. The Company recently implemented its Internet division by adding new hardware and a satellite connection to the backbone of the Internet in the U.S., in order to administer increased traffic to the private.com site. The new hardware and software are of the latest technology, which may also help attract additional advertisers to the site by providing an opportunity to target a focused market from underdeveloped related sites.

     Private.com, which represents over 1,000 Web pages, is currently generating a traffic of approximately 18,000 unique visitors and more than 300,000 impressions per day. The members' area is yielding up to 30 new members every day paying a yearly fee of $100 and as of July 31, 1998 there were over 2,000 active members of private.com. The mailing list of the WWW Club exceeds 45,000 addresses of inactive members and there are approximately 100 new addresses per day added to the list.

     Private WWW Club members are allowed to view thousands of pictures on the site. Major attractions include x-files, pictures designed in new formats, such as photosets with pictures never shown before, slide shows and search engines providing the member to pick their "dream pictures". The site is constantly updated with new material and the full archive of every Private magazine that has been published and clips from all Private videos ever edited.

Licensees

     The Company licenses the right to use its trademarks and photo and video library to third parties, such as the owners of the following Web sites: privategold.com, sex.se, privateusa.com, private.com.ar, private.com.au, maxs.se and clubx.com.au, which are either licensees or independent distributors.

     In December 1997, Milcap Media Limited entered into an Internet license agreement with Cyber Entertainment Network, Fort Lauderdale, Florida (CEN), whereby CEN, being in the business of developing and operating various Web adult sites, was granted use of the Web site privategold.com. The Company is providing the site with adult images and videos and is entitled to receive 25 percent of the gross revenues from fees collected with the sale of memberships to the site. The current revenue stream to Private exceeds $20,000 per month.

     The Company is using its best efforts to increase the number of virtual shops, while developing a template to better present and sell its products. The Company has registered several Web domain names, such as www.privatelive.com and www.privatecinema.com; it anticipates starting business activities on such unused Web sites during the third quarter of 1998.

The Future

     In the future TV will be used to deliver Internet content and PCs will be used to deliver TV programming; there will be a need for special devices for specific Internet applications. The Internet is moving from a static world to a live, multi-media world rich in animation, audio and video. The goal of the Company is to take advantage of its enormous proprietary content and to develop as many interactive devices as the public demands. Management believes that no other competitor is positioned in such a way to be able to provide fast and high quality vehicles and high quality content at the same time.

     In March 1998, Milcap Media Group S.L. hired Mr. Wouter Swiers and Mr. Hans Waasdorp, two of the developers of software such as StreamCam, Video on Demand, Sream Mirror and SecureWebPay. Nowadays the Internet gets faster and faster, people get used to the new medium and lose their patience with complicated Web sites. As of today, many video applications on the Internet need some kind of plug-in in order to function properly. This means that people first have to go somewhere else, download a program, install it and then restart their machines. This normally means that a lot of people just leave the targeted Web site and go to other places. After 1.5 years of work, Mr. Swiers and Mr. Waasdorp and their team finally managed to produce a streaming video application that is fully browser compatible. The application doesn't need a plug-in software and is actually faster than most of the other programs that are currently on the market. Their software also works on local network systems and Intranet systems. The application, which was named Stream Mirror Software, was subsequently upgraded to allow streaming video and sound files without plug-ins in any browser, Normally, you need a huge Internet connection in order to broadcast streaming video and allow a lot of people to watch at the same time. The Stream Mirror Software can be hooked up to multiple mirrors and distribute the signal to all clients without slowing down the connection sending the signal. In addition, it uses a pay per second system. This system is fully database driven and very secure. The SecureWebPay application allows the Company to process credit card transactions and the card is checked on the fly, while sharing fraud databases with banks (all this information is highly encrypted).

Privatelive.com (Project)

     All software has no limitation concerning maximum users connecting at the same time; it only depends on the hardware that will provide it to the customers and the capacity of the lines. As of today, the Company's servers are connected to a full optic redundant DS 3 connection (100 Mbits/sec transmitting), which means that with 50% capacity it will be possible to serve more than 1,000 customers at the same time. The site is expected to be up and running during the third quarter of 1998.

PrivateCinema.com (Project)

     The system transmission for Private Cinema is practically the same as for the Private Live project. Private Cinema will provide customers with all published video titles available. The videos will be edited and cut into 10 to 12 minutes stories; the customer can first watch a free 15 to 30 second preview also containing a commercial part as well. Clients will get the option to buy the stories either separately or as a package deal. Both services are being tested and are expected to be available in the third quarter of 1998.

STRATEGIES

General

     To capitalize on its international name recognition, the Company continues to increase its international product marketing activities, specifically targeting growth for its licensing business and several other activities. The Company's marketing strategy is to license and/or distribute its high-quality publications and adult home videos worldwide. Additionally, the Company licenses its trademarks for use on various consumer products, such as apparel, trendy streetwear and accessories, cosmetics and beverages. The Company's business and operating strategy is designed to provide strong revenue growth and increase profitability by improving the performance of existing titles, launching and/or acquiring additional publications and developing other ancillary revenue streams, either proprietary or under license agreements, in order to better capitalize on its internationally-recognized brands and efficient operations.

     In addition to this, the Company is planning to achieve growth through acquisitions of existing business enterprises. The structure of the adult entertainment industry is such that there are just a few large corporations, and the Company believes that none of them have an international presence as the Company does. In addition, just a few of these corporations are publicly traded, and the Company believes that none of these publicly traded companies have the financial capability and the market liquidity necessary to attract other businesses under merger or acquisition agreements.

     Management believes that because its Common Stock is publicly traded and the Company's international presence, it will be in a position to acquire many of the hundreds of privately owned adult entertainment businesses, which typically have limited financing and personnel, and who often, as a result of limited capital resources, have no other alternative but to continue their business as it is. Management believes that, as a public company, it will be able to attract privately held acquisition candidates at a much lower price/earning multiple than that of the Company.

     For the time being, the Company is starting a process of vertical integration and plans to take control of some of the territories in which it has granted licensing agreements. At the moment, only the French and Italian speaking territories operate as the Company's subsidiaries. Initial target markets are Scandinavia, the United States and South America.

     On May 5, 1998, in furtherance of the Company's vertical integration strategy, the Company entered into a Letter of Intent with Max's Film AB, Stockholm, Sweden, which among other things, is also acting as the Company's distributor for Scandinavia. The Letter of Intent provides for a stock acquisition of all of the assets, library, trademarks and other rights to the intellectual property used by Max's Film AB in its activities. The closing of this transaction, which is expected to occur in October 1998, is subject to the consummation of a definitive agreement.

     In the near future, the Company expects to enter into similar agreements with other distributors or direct competitors.

Marketing

     By using its core publications as platforms for launching new "spin-off" publications, the Company has efficiently developed and produced a diverse and profitable portfolio of highly-specialized adult publications. The Company believes that it has a competitive advantage as a result of its editorial staff's ability to identify potential markets for new publications and the Company's ability to gain access to newsstand distribution channels has enabled its new publications to become better established in several new markets. In relation to the video distribution the strategy is to increase sales of sell-through cassettes on a worldwide basis and to launch additional labels in order to increase profits. All of the titles in the Video Library will also become available on DVD and this will most likely add to the already established sales per title. Furthermore, the Company is currently negotiating to start up broadcasting of material that will be adapted to what is legally accepted in each territory.

Internet

     For the past three years, the Company has put most of its efforts into expanding on the Internet. For this purpose the Company hired highly qualified people and set up a separate entity. The prime objective for the new entity is to offer the most unique services available on the "net" such as: video-on-demand (privatecinema.com) and live-sex (privatelive.com). The Internet entity will offer services both for the Company and its products and for other companies in the Internet marketplace. The Company believes that the new entity will be a strong revenue provider and that the Internet will compete with home video viewing in the future. See "Internet Services."

Operations

     Management has identified and implemented operating improvements that have resulted in significant cost savings through personnel reductions, lower lease costs, tighter purchasing procedures and controls and restructuring the Company's relationships with its principal vendors. In addition, the Company adopted a new operating policy that provides for one or more of the following actions if any of its publications generate continued losses: (i) discontinue or sell such magazine; (ii) merge such magazine with the Company's existing magazines; or (iii) enter into strategic partnerships with third parties. The Company will remain focused on identifying additional operating improvements to further increase its operating efficiencies and profit margins.

Miscellaneous

     The Company believes that there are numerous opportunities to increase ancillary revenues by leveraging the editorial content and the internationally-recognized brands of the Company's existing publications through worldwide licensing arrangements, strategic joint ventures, retail alliances, affinity group marketing, electronic software and games.

DISTRIBUTION METHODS, PRICE POLICIES AND PIRACY PROBLEMS

Distribution Methods and Price Policies

a.   National Newsstand Networks

The distribution of magazines, videos and CD-Roms is based on an agreed allocation, VAT excluded, based upon the cover price between the Company and the National Newsstand Network.

     Advantages

     These distributors are very easy to deal with as they manage themselves most of the time; they have solid companies and are most reliable; they also generally pay on time. This distribution method is also a very good instrument when the Company wants to run statistics on sales, as it can get a good input on the situation regarding every local market. As far as magazines are concerned, this type of agreement can allow the distribution of the highest volume of copies on a specific market. As a result of reaching many local retailers and sales points throughout the territories, it also brings the best margin per copy.

     Disadvantages

     Magazine distributors with a right to return the products can create some problems for the Company, but on the other end, returns do not really go wasted, as these are purchased by distributors who only handle old issues of the product (See: Wholesalers of Back Catalogue). As far as video distributors are concerned, a right to return the products is not beneficial for the Company, as it is not always easy to sell the returns (custom made, per language and layout). The end-user price obtainable for CD-Rom products through this distribution channel is 30-50% lower than for traditional CD-Rom channels (the maximum end-user price obtainable is 150-200% of a magazine cover price distributed through the same channels). This market is most suited for some older products (12-36 month), where the consumer cut price will not affect the market price in the other distribution channels. There is still not the same market for CD-Rom return products as there is for traditional magazines, i.e. distributors who only deal with old issues of the magazines (See: Wholesalers of Back Catalogue/Magazines). The duplication price of a CD-Rom combined with the extra packaging costs for adding the CD-Rom to the cover of a magazine or similar product carrier (needed in most countries for distributive/regulative purposes), adds to the total cost of each product; CD-Roms are in this case more sensitive for damages from transportation and need to be handled with care throughout the return process.

     For all products, a common disadvantage of this distribution method is that the conditions of payment are in general quite long, i.e. between 90 and 180 days.

b.   Wholesalers

     Advantages

     For magazines, videos and CD-Roms, this is the traditional way of distribution and in some territories also the only possible way of distribution; it is a satisfactory form of sale from a cash flow point of view, because the conditions of payment are 0-30 days. Another advantage, as far as magazines are concerned is, in comparison with the National Newsstand Networks, the Company does not get any returns with this kind of distribution. As for CD-Roms, this is the best system to ensure the highest possible end-user price.

     Disadvantages

     As far as magazines and videos are concerned, this method gives the Company less control on the distribution within the territories, resulting in overflow into other territories; it also gives it a low margin per copy, in comparison with the National Newsstand Networks. In the case of CD-Roms, since it is very expensive for the wholesalers to finance his stock, it is important for the Company to keep a good inventory for timely deliveries on short notice.

c.   Licensees

     The sale of magazines to Licensees, is based on an agreed allocation of the cover price, after the distributors' variable costs, such as printing and color separations. Videos are sold to Licensees on an agreed allocation after the distributors industrial costs.

     Advantages

     For magazines, this is a very cost effective way of distributing, as the distributors take all the costs for printing, etc. and the Company only collects the royalties, generally producing good cash flow. Logistics are very simple and uncomplicated. As far as videos are concerned, Licensees know their market very well as they have their own sales force that efficiently work up all the shops in the territory and in this way maximise the sales. This is also in many cases the only way to reach the video rental stores. As for CD-Roms, having a licensor (i.e. territorial distributor) who acts as a wholesaler for CD-Rom products with a stock on consignment is financially smart. The financial burden of the stock is moved from the wholesaler to the Company, where the actual invested money into the products are substantially less than to the wholesaler. In some cases the wholesaler is charged half or full duplication costs to minimize the Company's cash exposure. This enables the wholesaler to always keep plenty of products in stock to service his customers who order very frequently and need delivery within one or two days.

     Disadvantages

     As far as magazines are concerned, a negative effect of this method is that the Company has less control over the printing when it comes to volumes and quality, as this is controlled by the distributors themselves; it gives the Company the lowest margin of all the different distribution methods. In regards to videos, this method is more labor intensive, and it takes longer for the distributors to pay. In regards to CD-Roms, allowing the licensor to keep products on consignment means that the Company has to have a good financial trust in each Licensor to guarantee at least the duplication and transportation costs, against any licensees default.

d.   Wholesalers of Back Catalogue

     Advantages

     With this distribution method, the Company has the possibility to sell all the returned products received from the distributors in the National Newsstand Networks. As the Company can use a different price policy on the Back

     Catalogue, it is able to sell the magazines at a lower price, enabling the marketing division to operate in territories with a lesser economy, i.e opening new markets.

     Disadvantages

     As many of these distributors can often be found in developing and unstructured countries, they can be labor intensive to work with; these distributors seldom pay on time.

e.   Internet

     Advantages

     This way of distributing increases the total sales points in every area as a result of the customer accessing the products easier. It creates an in-house customer base, and gives the Company a high margin per copy. This is the ultimate way of distributing videos. Apart from sales of the products via mail order, there is an opportunity to sell parts of the videos for the customers demand, i.e. pay-per-view. The customer gets an option to preview samples of the videos, and then purchase the actual video. As far as CD-Roms are concerned, this a fast growing market, as well as for other traditional Private products (videos, magazines, novelties), because consumers with Internet are very likely to have CD-Rom capabilities.

     Disadvantages

     The Internet distribution provides a great tool of marketing cross borders. However, it is important to take advantage of the current infrastructure in terms of culture, language, package and handling issues.

f.   Mail Order

     Advantages

     For magazines and videos, this distribution channel gives the Company the possibility to get extra sales in forms of Back Catalogue products on a Firm Sale basis (See: Wholesalers of magazines). Buyers often order high volumes and are well established companies; logistics are simple as the products have already been produced and prepared before. As far as videos are concerned, the requests for compilation tapes put together from old material, such as The Best of Private, are one way of creating extra sales at very low cost.

     Disadvantages

     The Company doesn't get a very high average price per copy for magazines and videos.

Piracy Problems

     According to figures from the Motion Picture Association of America, annual losses from video piracy are an estimated $250 million in the U.S. alone, and close to $2.5 billion worldwide; adult video represents approximately 14% of the video business.

     The biggest piracy problem concerns the business done on markets where pornography is illegal or in countries with a poor economic situation. This is the situation mainly in the eastern states of Europe, such as Russia, Poland, Rumania, etc. Many of these eastern markets are so destroyed with piracy that it is more or less impossible to distribute the Company's products there. The piracy causes such a disturbed price structure that it does not leave any margins for the Company to sell its products in these territories. It is also very difficult to claim rights with reference to the copyright laws. This is a problem for everyone doing business with these markets.

     Another upcoming piracy problem that the Company will have to face regularly concerns the Internet. The question is how to confirm that all the different mail order sites selling Private products actually sell the original products, and not pirated copies. The problem lies in the distribution procedures, which in the case of Internet, is straight from the Internet provider's order page to the end consumer. Another problem connected with the Internet is fast advancing video streaming where the possibilities to control the origin of what is shown are almost none.

     Very unfortunately, when it comes to the piracy problems in the Eastern States of Europe there is not much that can be done, except for acceptance of the situation. Also in regards to mail order, it is very difficult to control what is actually happening. Most of these piracy situations are handled by the Company's legal counsel who attempt to resolve them or litigate, on a case-by-case basis. When it comes to the Internet, one solution could be the appointment of so called "Web Police", one for each territory. Web Police standard practices are to order cassettes for free, with the intent to return them later to the different abusive sites and, in that way controlling what is actually being sold on a specific market.

     In July 1998 the Company launched a new program which it hopes will reduce piracy. The program allows any person to sell the Company's products online on the Internet through a "Private Online Shop." By agreeing to link the independent representative's website to the Company's homepage, the independent representative will be allowed to offer Private products for sale directly to its customers. In turn, the independent representative is in turn required to purchase merchandise directly from the national distributor. This marketing arrangement is expected to allow the Company to increase its points of sale throughout the world for a very low cost.

PROPRIETARY RIGHTS

     The Company believes that it has developed strong brand awareness within each of its magazines' and videos' targeted markets. As a result, the Company regards its branded magazine titles and logos to be valuable assets and believes that its trademarks are vital to the success and future growth of all of the Company's businesses.

     The Company has filed trademark registration applications with respect to most of its trade names and logos. The Company believes that the name recognition and image that it has developed in each of its markets significantly enhance customer response to its sales promotions. Accordingly, trademarks and copyrights are important to the Company's business and the Company intends to aggressively defend them throughout the world as it constantly monitors the marketplace for counterfeit products. Consequently, it initiates legal proceedings from time to time to prevent unauthorized use of the trademarks.

     The following table describes the registration of the Private brand wordwide. Other brands such as Pirate, Triple X, etc. have been registered in the same countries, and registrations are constantly updated by the Company.

  TRADEMARK                 APPLICAT. NO.      APPLICAT. DATE    COUNTRY

  PRIV. Fig.                2.020.599          2/8/96            ARGENTINA
  PRIV. Fig.                671'997            9/11/95           AUSTRALIA
  PRIV. + Fig.              AM/1428/74         6/12/74           AUSTRIA
  PRIV. Fig.                855'162            9/6/95            BENELUX
  PRIV. Fig                 -                  2/26/96           BOLIVIA
  Priv.Int.logo             816'717'699        5/6/92            BRAZIL
  PRIV. Fig.                794.759            10/13/95          CANADA
  PRIV. Fig.                96.009.460         2/28/96           COLOMBIA
  PRIV. + Fig.              381-04/93-01/1179  3/18/93           CROATIA
  PRIV. Fig.                VA 00.631 1196     1/30/96           DENMARK
  PRIV. Fig.                93-1879            3/11/93           ESTONIA
  PRIV. + Fig.              2485/74            5/27/74           FINLAND
  PRIV. Fig.                95/588840          9/20/95           FRANCE
  PRIV. Coll.logo           P41976/25 Wz       10/23/91          GERMANY
  PRIV.                     69'753             9/2/81            GREECE
  PRIV. Fig                 632/90             2/12/90           HUNGARY
  PRIV.                     MI97C 003738       4/23/97           ITALY
  PRIV. Fig.                M-93-2257          3/10/93           LATVIA
  PRIV. Fig.                RL 5597            3/16/93           LITHUANIA
  PRIV. Fig.                251928             1/12/96           MEXICO
  PRIV. + Fig.              118'918            5/24/74           NORWAY
  PRIV. + Fig.              Z-90189            3/27/90           POLAND
  PRIV. Fig.                313116             10/19/95          PORTUGAL
  PRIV. Fig.                119927             3/16/90           RUSSIA
  PRIV. + Fig.              Z 90 8 0327        3/24/93           SLOVENIA
  PRIV. Fig.                94/9946            9/14/94           SOUTH AFRICA
  PRIV.                     1'064'998          3/27/84           SPAIN
  PRIV. Fig.                90-1884            2/26/90           SWEDEN
  PRIV. Fig.                4816/1994.3        7/15/94           SWITZERLAND
  PRIV. Coll.logo           1'479'749          10/17/91          UK
  PRIV.                     462'280            6/18/73           USA
  PRIV. Fig.                327/90             3/7/90            YUGOSLAVIA

LEASES

     During 1997, the Company relocated its principal administrative and operating offices from Stockholm, Sweden to Barcelona, Spain. The Barcelona facility houses the Company's administrative, editorial and operational offices, the data center, customer service, and some of the warehouse and fulfillment facilities. With the acquisition of the French distributor at the end of 1997, the Company also inherited some office space in Paris, France. Currently, the Company leases office space in Stockholm, Barcelona and Paris.

     Since May 27, 1997, Milcap Media Group S.L. is lessee under an initial 5-year lease representing its operating corporate office. The lease is effective from the May 27, 1997 (2d floor), November 1st, 1997 (1st floor) and October 3rd, 1997 (roof-surface for Internet satellite antennas) and represents approximately 1,300 square meters of corporate headquarters space located at Carrettera de Rubi 22-26, 08190 San Cugat del Valles, Barcelona, Spain. Average monthly base rental expense is approximately $9,400. The rent expense is being charged to operations on a straight-line basis over the extended term of the lease. Additionally, the lease requires the Company to pay its proportionate share of the building's real estate taxes and operating expenses. The majority of this space is used by all of the Company's operating groups, primarily for post production.

     Since February 5, 1993, the Milcap Media Group S.L. leases space for its warehousing facilities and mail order operations at the following location:
Calle Vallespir, 13, Sant Joan Despi, Barcelona, Spain. The average monthly base rental expense is approximately $2,460.

     Private France S.A. is lessee under an expired term lease, which is now currently month-to-month, for approximately 50 square meters of corporate headquarters space located at 17, rue Charles de Gaulle - 78680 Epone, France. Subsequent to the term of the lease, the average monthly base rental expense is approximately $1,067. The rent expense is being charged to operations, on a monthly basis.

     Private France S.A. also leases space for its warehousing facilities at RD S.L., B.P 2 - 28410 Saint-Lubin-de-la-Haye, at a price of $41 per pallet per month (the quantity of pallets varies from month to month).

     Milcap Publishing Group A.B. maintains its headquarters in Ryssviksvagen 2A 7tr, 131 36 Nacka, Sweden and consists of approximately 3,226 square feet of office space and approximately 1,755 square feet of warehouse space. The lease expires on December 31, 2000 and has an average annual base rental expense of approximately $34,937; it is subject to periodic increases to reflect rising real estate taxes and operating expenses. This space is utilized by the Swedish executive and administrative personnel.

     Private Media Group, Inc.'s principal offices are located at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121. For the time being, no office space is rented and the above address is simply a mailing address. Additionally, a limited amount of space is utilized occasionally by the executive personnel at the Chairman's business address located at Corso Elvezia 4, CH-6900 Lugano, Switzerland.

LEGAL PROCEEDINGS

     The Company is from time to time a defendant in suits for defamation and violation of rights of privacy, many of which allege substantial or unspecified damages, which are vigorously defended by the Company.

     The Company is presently engaged in other litigation, most of which is generally incidental to the normal conduct of its business and is immaterial in amount. Management believes that its reserves are adequate and that no such action will have a material adverse impact on the Company's financial condition. However, there can be no assurance that the Company's ultimate liability will not exceed its reserves.

COMPETITION

     General Considerations

     Nearly all of the Company's products compete with other products and services that utilize leisure time or disposable income. The businesses in which the Company competes are in general, highly competitive and service-oriented. The Company has few long-term or exclusive service agreements with its customers. Business generation is based primarily on customer satisfaction with reliability, timeliness, quality and price. The Company believes that the extensive and longstanding international operations, its name, its image and reputation, as well as the quality of its distributors, provide a significant competitive advantage over many other competitors seeking to establish a similar business.

     Although its magazines and videos are well established and high quality products in the adult industry, the Company is in competition with entities selling similar products at retail as well as by direct marketing, regardless of whether the products being offered are similar to the Company's products.

     Magazines

     The Company meets with minimal direct competition from other publishers of adult magazines and paperback books as well as all other forms of print media adult entertainment. The Company's publications are in general unique in their style and format and it is almost impossible to name any major competitor in this field. As far as magazines are concerned, the only similar business is represented by Rodox N.V. a Dutch/Danish corporation printing approximately 20,000 copies of monthly hardcore magazines.

     Magazines such as Playboy, Penthouse, Hustler or similar adult publications do not compete with the Company's publication, since they are considered to be softcore publications. There are several hardcore publications in each country where the Company's magazines are sold, but in general, they are printed in limited edition and lower quality than the Company's publications and therefore the Company is not fearing at present any major competition on this end of its business.

     As far as the U.S. market is concerned, none of the competitors publishes or distributes more than 5,000 copies per month, while Private USA, Inc. currently exceeds 15,000 sold copies of each magazine per month. In addition, none of these competitors normally own any pictorials.

     Video

     The production and distribution of video and cable television products are highly competitive, as each competes with the other as well as with other forms of entertainment. Furthermore, there is increased competition in the television industry evidenced by the increasing number and variety of basic cable, satellite and pay television services now available. Revenues for motion picture entertainment product depends in part upon general economic conditions, but the competitive position of a producer or distributor is still greatly affected by the quality of, and public response to, the entertainment product it makes available to the marketplace. There is strong competition throughout the adult video industry, both from adult video producers and from independent companies distributing amateurish material.

     The Company's primary competitors in the video industry area are adult motion picture studios, with in-house production and post production capabilities. Other competitors are smaller, but locally or domestically, they are capable of quickly identifying niche markets that could compete for the Company's customers. In addition, the Company also competes with other forms of media, including broadcast and cable television, direct marketing, electronic media and adult Web sites.

     Management believes that none of its competitors have larger worldwide distribution or have greater financial resources than the Company. The closest competitors are U.S. producers such as VCA Pictures or Vivid Film; smaller competitors are Wicked Pictures, Evil Angel Productions or Metro Global Media Inc., but all these competitors have a distribution in the U.S. market, while they are relatively less represented worldwide.


                                            Adult Video Producers / Competitors

  USA                                     d/b/a
       VCA Pictures                       Platinum Plus, HIS Video
       Vivid Film
       Wicked Pictures
       Evil Angel Productions             Elegant Angel Productions Arch Angel Video
       Metro Home Video                   Cal Vista Video, Amazing Pictures, Intropics Video

       Other Minor Competitors            Nitro Productions LLC, In X-Cess Productions, 4-Play Video
                                          Odyssey Group Video, Coast To Coast Video
                                          Klimaxxx Productions, Leisure Time Entertainment
                                          Fat Dog Productions, Caballero Video
  EUROPE

       VMD Video Marc Dorcel
       Power Vision                       Mario Salieri, Nicky Ranieri Productions,
                                          Mille Video Productions

       Showtime Communications            Silvio Bandinelli

       Other Minor Competitors:           Colmax , Preziosa, Euro-Sex, Max Bellocchio Production
                                          Helen Duval, Century, Rocco Siffredi Productions


     CD-Rom and Interactive Games

     There are several competitors that have already released adult CD-Rom titles and interactive games, many of whom have significantly greater technical and marketing resources than those of the Company's licensees. Management believes that new competitors are increasing their focus on the consumer software market, which will result in greater competition for this kind of product. Management is not concerned by this situation because it believes that this area of the Company's activity will never represent a significant percentage of its overall business.

     Internet

     As indicated above, the Internet market for adult oriented content is booming and the number of adult sites competing with the Company's is in excess of 20,000 http addresses, most of which are free sites and currently some of them can claim a higher daily traffic than the Company's site.

     Management believes that traffic on its web site will change dramatically as soon as the new private.live and private.cinema sections will be available to the public.

     Among other things, the Company is planning to achieve growth through acquisitions of existing business enterprises. The structure of the adult entertainment industry is such that there are just a few large corporations and none of them have an international presence as the Company does. In addition, only a few of these corporations are publicly traded and among these few, the Company believes that none currently have the financial capability and the market liquidity necessary to attract other businesses under merger or acquisition agreements.

     Management believes that because its Common Stock is publicly traded and the Company's international presence, it will be in a position to acquire many of the hundreds of privately owned adult entertainment businesses, which typically have limited financing and personnel, and who often, as a result of limited capital resources, have no other alternative but to continue their business as it is. Management believes that, as a public company, it will be able to attract privately held acquisition candidates at a much lower price/earning multiple than that of the Company.

     The Company does not plan to limit potential acquisitions to any particular industry. Accordingly, there can be no assurance that the Company can integrate such businesses into its operations or that it can operate such businesses on a profitable basis in the future. In addition, there can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms, or that such acquisitions will result in profitable operations in the future. In addition, many of the Company's acquisitions are structured as stock exchanges. Fluctuations in the Common Stock may have an adverse effect on the Company's ability to make additional acquisitions.

     Currently, the Company is starting a process of vertical integration and plans to take control of some of the territories in which it has granted licensing agreements. Presently, only the French speaking territories operate as a Company's subsidiary. Initial target markets are Scandinavia, the United States and South America.

     On May 5, 1998, in furtherance of the vertical integration strategy, the Company entered into a Letter of Intent with Max's Film AB, Stockholm, Sweden, which among other things, is also acting as the Company's distributor for Scandinavia. The Letter of Intent provides for a stock acquisition of all of the assets, library, trademarks and other rights to the intellectual property used by Max's Film AB in its activities.

     The proposed definitive agreement to be executed between the Company and Max's is expected to contain a purchase price of up to $2.6 million, payable as follows: $1,300,000 in value of Common Stock of the Company at closing in exchange for 100 percent of the outstanding shares of Max's, up to an additional $650,000 in value of Common Stock of the Company to be paid within one year of the acquisition based upon earnings, and up to an additional $650,000 in value of Common Stock to be paid based upon earnings during the second year after the acquisition. Max's shareholders will also receive 50,000 three years Common Stock Warrants. The Common Stock price and the exercise price of the Warrants will be the average closing price for the 20 business days prior to the Closing.

     In the near future, the Company expects to enter into similar agreements with other distributors or direct competitors.

EMPLOYEES

     As of August 10, 1998, the Company (including its subsidiaries) employed 56 persons on a full-time basis. The Company also had eight independent contractors under contract at such time.

     The Company's full-time editorial and post-production staff consists of an editor-in-chief, six executive editors and approximately seven editors, associate editors and assistant editors who oversee the quality and consistency of the artwork and editorial copy and manage the production schedule of each issue. The production of each issue requires the editors to coordinate over a two month period the activities of a writer, a pencil artist, an inker, a colorist and a printer. The majority of this work is performed inside of the Company's premises.

     As of February 28, 1998, Milcap Publishing Group AB employed five persons on a full-time basis, one of whom were Officers or other Executives. The Company also had two independent contractors under contract.

     The photographers and producers consist of freelancers who generally are paid on a per-assignment basis. The Company has entered into agreements with certain photographers or movie directors and writers under which such persons have agreed to provide their services to the Company on an exclusive basis, generally for a period of one to three years. Pierre Woodman is the main movie producer currently under such exclusivity agreement.

     The Company believes that it has good relationships with its employees. Currently, none of the Company's employees are represented by any labor union.

GOVERNMENT REGULATION

     The Classification and Rating Administration of the Motion Picture Association of America (MPAA), a motion picture industry trade association, assigns ratings for age group suitability for theatrical and home video distribution of motion pictures. Submission of a motion picture to the MPAA for rating is voluntary, and the Company does not submit its motion pictures to the MPAA for review. However, with the exception of several titles which have been re-edited for cable television, most of the films and videos distributed by the Company, if so rated, would most likely fall into the "NC-17 - No Children Under 17 Admitted" rating category because of depiction of nudity and their sexually explicit content.

     The right to distribute adult videocassettes, magazines and CD-Rom products is protected by the First and Fourteenth Amendments to the United States Constitution, which prohibit Congress or the various States from passing any law abridging the freedom of speech.

     The First and Fourteenth Amendments, however, do not protect the dissemination of obscene material, and several States and communities in which the Company's products are distributed, have enacted laws regulating the distribution of obscene material with some offenses designed as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the State statutes are as varied as the number of States enacting them. Similarly, 18 U.S.C. Sections 1460-1469 contain the Federal prohibitions with respect to the dissemination of obscene material, and the potential penalties for individuals (including Directors, Officers and Employees) violating the Federal obscenity laws include fines, community service, probation, forfeiture of assets and incarceration. The range of possible sentences require calculations under the Federal Sentencing Guidelines, and the amount of the fine and the length of the period of the incarceration under those guidelines are calculated based upon the retail value of the unprotected materials. Also taken into account in determining the amount of the fine, length of incarceration or other possible penalty are whether the person accepts responsibility for his or her actions, whether the person was a minimal or minor participant in the criminal activity, whether the person was an organizer, leader, manager or supervisor, whether multiple counts were involved, whether the person provided substantial assistance to the government, and whether the person has a prior criminal history. In addition Federal law provides for the forfeiture of: (1) any obscene material produced, transported, mailed, shipped or received in violation of the obscenity laws; (2) any property, real or personal, constituting or traceable to gross profits or other proceeds obtained from such offense; and (3) any property, real or personal, used or intended to be used to commit or to promote the commission of such offense, if the court in its discretion so determines, taking into consideration the nature, scope and proportionality of the use of the property in the offense.

     With respect to the realm of potential penalties facing an organization such as the Company, the forfeiture provisions detailed above apply to corporate assets falling under the statute. In addition, a fine may be imposed, the amount of which is tied to the pecuniary gain to the organization from the offense or determined by a fine table tied to the severity of the offense. Also factored into determining the amount of the fine are the number of individuals in the organization and whether an individual with substantial authority participated in, condoned, or was willfully ignorant of the offense; whether the organization had an effective program to prevent and detect violations of the law; and whether the organization cooperated in the investigation and accepted responsibility for its criminal conduct. In addition, the organization may be subject to a term of probation of up to five years.

     Federal and State obscenity laws define the legality or illegality of materials by reference to the United States Supreme Court's three-prong test set forth in Miller v. California, 413 U.S 1593 (1973). This test is used to evaluate whether materials are obscene and therefore subject to regulation. Miller provides that the following must be considered: (a) whether "the average person, applying contemporary community standards" would find that the work, taken as a whole, appeals to the prurient interest; (b) whether the work depicts or describes, in a patently offensive way, sexual conduct specifically defined by the applicable State law; and (c) whether the work, taken as a whole, lacks serious literary, artistic, political or scientific value. The Supreme Court has clarified the Miller test in recent years advising that the prurient interest prong and patent offensiveness prong must be measured against the standards of "an average person, applying contemporary community standards," while the value prong of the test is to be judged according to a reasonable person standard.

     The Company is not directly engaged in the wholesale distribution of its products to U.S. wholesalers and/or retailers. The Company believes that owners of Private USA, Inc., its U.S. distributor, has taken steps to ensure compliance with all Federal, State and local regulations regulating the content of its motion pictures and print products, by staying abreast of all legal developments in the areas in which its motion pictures and print products are distributed and by specifically avoiding distribution of its motion pictures and print products in areas where the local standards clearly or potentially prohibit these products. In addition, Private USA, Inc. often requires that all video material be reviewed by an independent advisory panel comprised of two psychologists, a certified sex therapist, licensed marriage and family therapist, a certified sex educator and a licensed independent clinical social worker. Their review is directed to aspects of serious scientific value as set forth in the Miller test, because that aspect of the test is not limited by community standards but is concerned with whether a reasonable person would find such value in the material, taken as a whole. In light of Private USA's efforts to review, regulate and restrict the distribution of its materials, Management believes that the distribution of the Company's products does not violate any statutes or regulations.

     Many of the communities in the areas in which Private USA, Inc. offers or intends to offer products or franchises, have enacted zoning ordinances restricting the retail sale of adult entertainment products. Management believes that Private USA, Inc. intends to supply products only in locations where the retail sale of adult entertainment products is permitted.

     In February 1996, U.S. Congress passed the Telecommunications Act (the "Act"), and President Clinton signed it into law. Certain provisions of the Act are directed exclusively at cable programming in general and adult cable programming in particular. In some cable systems, audio or momentary bits of video of premium or pay-per-view channels may accidentally become available to nonsubscribing cable customers. This is called "bleeding." The practical effect of Section 505 of the Act ("Section 505") is to require many existing cable systems to employ additional blocking technology in every household in every cable system that offers adult programming, whether or not customers request it or need it, to prevent any possibility of bleeding, or to restrict the period during which the programming is transmitted from 10:00 p.m. to 6:00 a.m. Penalties for violation of the Act are significant and include fines and imprisonment. Surveying of cable operators and initial results indicate that most will choose to comply with Section 505 by restricting the hours of transmission. Management believes that the Company's revenues will be marginally materially adversely affected as a result of enforcement of Section
505. In addition, as digital technology (which is unaffected by Section 505) becomes more available, the Company believes that ultimately the impact will be insignificant.

     The National Defense Authorization Act of 1997 was signed into law in September 1996. One section of that legislation that began as the Military Honor and Decency Act (the "Military Act") bans the sale or rental of sexually oriented written or videotaped material on property under the jurisdiction of the Department of Defense. A Federal Court has permanently enjoined enforcement of the Military Act and has prohibited the Department of Defense from changing its acquisition and stocking practices based on the Military Act. The government has filed an appeal and a decision by the Appellate Court is pending. The Military Act, if applicable to the Company's products and enforceable, would prohibit the sale of the Company's magazines and videos at commissaries, PX's and ship stores, and would adversely affect a portion of the Company's sales attributable to such products. Based on preliminary estimates and current sales levels at such locations, the Company believes that any such impact would be immaterial.

     As discussed above, U.S. Federal and State government officials have targeted "sin industries," such as tobacco, alcohol, and adult entertainment for special tax treatment and legislation. In 1996, US Congress passed the Communications Decency Act of 1996 (the "CDA"). Recently, the US Supreme Court, in ACLU v. Reno, held certain substantive provisions of the CDA unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning the CDA. Investors should understand that the adult entertainment industry may continue to be a target for legislation. In the event the Company must defend itself and/or join with other companies in the adult programming business to protect its rights, the Company may incur significant expenses that could have a material adverse effect on the Company's business and operating results.

Child Pornography

     The content of every single adult tape on the shelves of every video and adult store in the U.S. involves consenting adults. Roughly 90 percent of the material produced and distributed over the past 15 years contains mainstream sexual acts between consenting adults. The rest could be classified as specialty material which does not contain explicit sex, but which still involves consenting adults (i.e. fetish, bondage, etc.). Mainstream sex acts means intercourse, oral sex, anal sex, group sex, etc. Adult movies do not contain any depictions, let alone actual performances of rape, sex with coercion, animals, urination, defecation, violence, incest or child pornography.

     Since 1990, the Free Speach Coalition has worked with the Federal government to create a workable regulatory system designated to prevent minors from working in the adult industry. Child Protection Restoration and Penalties Enhancement Act of 1990 (18 U.S.C. section 2257) requires, in essence, that no one can work without having copies of their passport or driver's license, and a declaration under perjury of their age and true name, on file with the Company's Custodian of Records, and available for inspection by law enforcement. Mrs. Gloria Leonard, an Officer of Private USA, Inc. is currently the President of the Free Speach Coalition.

     Child Pornography Prevention Act of 1996 goes beyond what was defined in existing law. The new law is directed for the most part at depictions where no minors are involved at all, with a few exceptions such as situations where a photo of a minor and a photo of an adult are merged by computer to create a photo of a minor engaging in sexual activities where the minor never actually did so ("appear to be" or "convey the impression" approach). This law is currently still not approved by the government and seems to be extremely questionable when it comes to enforcement and control.

     As indicated above, all the Company's products are all in compliance with 18 USC Section 2257 and all models performing in Company's productions are 18 of age or older.

Seasonality

     The Company's businesses are generally not seasonal in nature. However, June, July and August are typically impacted by smaller orders from some European and the U.S. distributors, due to the holiday season, while November and December sales are generally higher due to the printing of special issues such as The Best of Private.

                                   MANAGEMENT

     The names of the directors, executive officers and key employees of the Company and their respective ages and positions are as follows:


                                           Position With the
                                           -----------------
             Name           Age          Company or Subsidiary
             ----           ---          ---------------------

Alfredo M. Villa..........   37  Chief Executive Officer, President and
                                 Director

Berth H. Milton...........   43  Director, Secretary, Private Media
                                 Group,
                                 Inc.; Administrator of MMG

Bo Rodebrant..............   45  Director

Claes Henrik Marten Kull..   33  Chief Marketing Officer, Private Media
                                 Group, Inc.; Marketing Manager, MMG

Javier Sanchez............   36  Chief Operating Officer, Private Media Group,
                                 Inc.; General Manager, MMG

Johan Gillborg............   36  Chief Financial Officer, Private Media
                                 Group, Inc.; Chairman and Managing
                                 Director of Milcap Publishing Group AB

Jean-Pierre Michel........   45  Managing Director of Private France S.A.


Directors and Executive Officers

       The following table sets forth certain information with respect to the persons who are members of the Board of Directors, executive officers or key employees of the Company:

       Alfredo M. Villa has been the President, Director and CEO of the Company since 1997, prior to the acquisition of the Milcap Group. Mr. Villa, holds a masters degree in economics from the University of Geneva, Switzerland and attended Bocconi University in Milan, Italy. He has over 13 years of experience with the Swiss banking industry. Mr. Villa is currently Chairman and CEO of SCF Societa di Consulenza Finanziaria S.A., a Swiss corporation specializing in asset management, mergers, acquisitions, and investment banking, where he has served since 1994. Prior to that Mr. Villa was an asset manager with several other European financial institutions. In addition, Mr. Villa was Chairman of the Board of Alma Grafiche Srl, of Milan, Italy, a leader in the high quality printing of books and magazines from 1995 until February 1998.

       Berth H. Milton was appointed to the Board of Directors in February 1998 in conjunction with the beginning of the final phase of due diligence process related to the acquisition of the Milcap Group by the Company in June 1998, and was appointed Corporate Secretary in June 1998. Mr. Milton is one of the most well known and reputable figures in the industry, has been Administrator of MMG since its inception and has been acting as an advisor to the Milcap Group since 1991. Mr. Milton is also active in several international industry and real estate projects and developments.

       Bo Rodebrant was appointed as a Director of the Company in August 1998. Mr. Rodebrant has operated his own accountancy and management consulting services, R&S Ekonomiservice, since 1986. Prior thereto he co-founded an ice cream business, Hemglass, which was the largest of its kind in Stockholm, Sweden. The business was sold by Mr. Rodebrant in 1986. Mr. Rodebrant holds a degree in construction engineering which he received in 1974.

       Claes Henrik Marten Kull joined the Milcap Group in 1992 as a sales manager and has been Milcap Group's Marketing Manager since 1993, and was appointed Chief Marketing Officer of Private Media Group, Inc. in August 1998, with his main responsibilities being to identify and open up new markets and negotiate with distributors. Since he begun working for the Milcap Group in 1992, approximately 25 new countries have been opened up. From 1991 to 1992 he operated his own business (his business partner was Johan Gillborg) which acted as a sub-contracted sales force for Securitas Direct of Sweden, which is one of Sweden's largest companies. From 1988 to 1991 he managed a private import and trading corporation, which became the start of his career as an entrepreneur and sales professional.

       Javier Sanchez was appointed as the Chief Operating Officer of Private Media Group, Inc. in August 1998, and has been the General Manager of MMG, member of the Board of MMG and Private France S.A., and minority shareholder of Milcap Media Group S.L. since its incorporation in 1991. He has been a member of the Board of Milcap Publishing Group AB since its incorporation in 1994 until 1997. From 1988 to 1991 he was the Operations Director of a mid-size printing company near Barcelona. From 1984 to 1987 he was the Production Manager of a major printing company in Barcelona.

       Johan Gillborg was appointed as Chief Financial Officer of Private Media Group, Inc. in August 1998 and has been the Chairman and Managing Director of Milcap Publishing Group AB since 1994. Mr. Gillborg joined the group in 1992 as Marketing Consultant. From 1991 to 1992 he operated his own business which acted as sub-contracting sales force for Securitas Direct of Sweden (together with Mr.
Kull). From 1988 to 1990, Mr. Gillborg served as General Manager in the hotel business in the United Kingdom and Portugal.

       Jean-Pierre Michel has been the Managing Director of Private France S.A. since 1994, when he started the distribution business which was purchased by MMG in 1997. Prior to joining the Milcap Group, Mr. Michel was the COO of Polygram France and was mainly active in the marketing division. Prior thereto he was active in the video and magazine industry and was sales manager for Antares, Sevres, France and Echo S.A., Boulogne, France.

       No director or executive officer serves pursuant to any arrangement or understanding between him or her and any other person.

Committees of the Board of Directors

       The Board of Directors currently has three committees: (i) an Audit Committee and (ii) a Compensation Committee and (iii) an Executive Committee.

       The Audit Committee is currently comprised of Messrs. Villa, Gillborg and Sanchez. The Audit Committee reviews and recommends to the Board, as it deems necessary, the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of financial statements of the Company. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

       The Compensation Committee is currently comprised of Messrs. Villa, Milton and Sanchez. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. It exercises all authority under any employee stock option plans of the Company as the Committee therein specified, unless the Board resolution appoints any other committee to exercise such authority, and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board.

       The Executive Committee is comprised of Messrs. Milton, Kull and Sanchez. The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings.

Compensation of Directors

       None of the Company's Directors received any compensation during the most recent fiscal year for serving in their position as a director. No plans have been adopted to compensate Directors in the future. However, during fiscal 1998 the Board of Directors intends to adopt an employee Stock Option Plan which includes a provision for stock options to be issued to Directors.

       The Company's Board of Directors may in the future, at its discretion, compensate Directors for attending Board and Committee meetings and reimburse the Directors for out-of-pocket expenses incurred in connection with attending such meetings.

Executive Compensation

       The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's other most highly compensated executive officer other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"), for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995. No other executive officer of the Company earned compensation in excess of $100,000 in each of these periods.

                          Summary Compensation Table

                                                                Long Term
                                                              Compensation
                                                              ------------
                                                                 Awards
                                                               ----------

                                              Annual Compensation     Securities
         Name and              Fiscal         -------------------     Underlying       All Other
    Principal Position          Year                Salary($)         Options (#)    Compensation($)
                                ----          -------------------     -----------    ---------------
Alfredo M. Villa............    1997               29,073(1)             ---              ---
   Chief Executive Officer      1996                 ___
   and President                1995                 ___
Berth H. Milton.............    1997              145,000                ---              ---
   MMG Administrator,           1996              105,500
   Corporate Secretary          1995               65,500

-----------------------
(1) Represents $20,000 of fees and $9,073 of expenses paid under a Consulting Agreement between the Company and a company affiliated with Mr. Villa.

       No options to acquire shares of Common Stock of the Company were granted or exercised during the Company's fiscal year ended December 31, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships

     No Director or executive officer of the Company is related to any other Director or executive officer. None of the Company's officers or Directors hold any directorships in any other public entity. There is currently one outside Director on the Company's Board of Directors and the Company intends to appoint at least one additional outside Director in August 1998.

Related Transactions

     The Company has long term borrowings of SEK 1,132,000 and SEK 723,000 at December 31, 1996 and 1997, respectively. The borrowings bear interest at a rate of 10% payable annually and are due to entities controlled by Berth Milton. The borrowings have no maturity date.

     The Company's subsidiary MMG, Spain carries a prepayment of $442,000, related to the future acquisition of the shares of Viladalt S.L., Spain, which is the owner of the country house Casa Retol de la Sarra. The total purchase price is estimated to be $2.5 million and the ownership will be divided among MML, Cyprus (49%), Zebra Forvaltings AB, Sweden (31%), an affiliated company of Berth Milton, and MMG, Spain (20%).

     The foregoing transactions were not submitted for the approval of a majority of the Company's independent Directors who did not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent legal counsel. Rather, such transactions were approved by a majority of disinterested, but not independent, officers or Directors. Any ongoing or future transactions between the Company and its officers, Directors, principal stockholders, or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent and disinterested Directors.

Limitations on Liability and Indemnification of Officers and Directors

       The Restated Certificate of Incorporation limits the liability of Directors to the fullest extent permitted by the Nevada General Corporation Law. In addition, the Restated Certificate of Incorporation provides that the Company shall indemnify Directors and Officers of the Company to the fullest extent permitted by such law. The Company also anticipates entering into indemnification agreements with its current Directors and executive officers. Insofar as indemnification for liabilities under the Securities Act may be permitted to Directors, Officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table presents certain information as of June 30, 1998, regarding the beneficial ownership of Common Stock by (i) each of the directors and executive officers of the Company individually, (ii) all persons known by the Company to be beneficial owners of five percent or more of the Common Stock, and (iii) all directors and executive officers of the Company as a group.
Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares.

                                          Number of Shares
Name and Address (1)                      Beneficially Owned (1)      Percent Beneficially Owned
--------------------                      ----------------------      --------------------------
Berth H. Milton (2)
La Vella, Andorra                                7,175,000                   47%

Senate Limited
3 Bell Lane, Gibraltar                           1,675,000                20.73%

Chiss Limited
3 Bell Lane, Gibraltar                           1,400,000                17.32%

Bajari Properties Limited
7 Myrtle Street, Douglas, Isle of Man              625,000                 7.73%

Pressmore Licensing Limited
P.O. Box N-341, Nassau, Bahamas                    625,000                 7.73%

Perrystone Trading Limited
P.O. Box 171, Providenciales, Turks & Caicos       625,000                 7.73%

Solidmark (Gibraltar) Ltd.
3 Bell Lane, Gibraltar                             625,000                 7.73%

Churchbury Limited
3 Bell Lane, Gibraltar                             625,000                 7.73%

Kingston Finance Ltd.
Wickhams Cay, Road Town, Tortola, BVI              625,000                 7.73%

Alfredo M. Villa
Lugano, Switzerland                                 15,000                 *

All Executive Officers and Directors as a group    7,190,000                 47%

----------------------
* Denotes less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock which may be acquired upon exercise or conversion of warrants or Preferred Stock which are currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of the Company, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Mr. Milton is indirectly the beneficial owner of the 7,000,000 $4 Series A Convertible Preferred Stock owned of record by Slingsby Enterprises Limited, which is convertible into 7,000,000 Common Stock and accrued interest. Also includes shares of Common Stock issuable upon exercise of 175,000 warrants to acquire Common Stock.

                           DESCRIPTION OF SECURITIES

      The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001, of which 8,081,668 shares were outstanding as of June 30, 1998, and (ii) 10,000,000 shares of preferred stock, $.001 par value, of which 7,000,000 shares were issued and outstanding as of June 30, 1998.

Common Stock

      Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. The Articles of Incorporation do not limit cumulative voting rights. Accordingly all holders of common stock are entitled to cumulate their shares when voting for directors of the Company.

      Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities and payment in full to holders of Preferred Stock then outstanding, if any, of any amount required to be paid under the terms of such Preferred Stock. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

      The Company's Articles of Incorporation, as amended, authorize the issuance of up to 10,000,000 Shares of Preferred Stock. The Board of Directors is authorized, without further Shareholder action, to issue such Shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of Shares constituting any series or the designation of such series. If such Preferred Stock is issued, it will rank senior to the Company's Common Stock in respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company. The issuance of Preferred Stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting Stock of the Company or other change in control of the Company without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. The Board of Directors does not at present intend to seek Shareholder approval prior to issuing any such Preferred Stock, unless required to do so by law or applicable listing standards.

      Each share of the 7,000,000 newly designated Preferred Shares to be issued pursuant to the Milcap Acquisition Agreement has been designated as $4.00 Series A Convertible Preferred Stock, and provides for a 5% annual stock dividend to be paid quarterly in shares of Common Stock, valued at the average closing price of Common Stock for the 20 consecutive days prior to the quarterly record date, as reported by Nasdaq or NASD, Inc. OTC Bulletiin Board. Each Preferred Share is convertible at any time into Common Stock, on a one-for-one basis. However, if at any time the Common Stock of the Company has a closing price of less than $4.00 per share for 20 consecutive days, the Preferred Stock may be converted, at the option of the holder thereof, into Common Stock at a 20% discount to the five day average closing price, prior to the date of conversion.

      Slingsby Enterprises Limited, Dublin, Ireland currently owns 100% of the Company's 7,000,000 $4.00 Series A Convertible Preferred Stock. Slingsby Enterprises Limited is directly or indirectly controlled by Mr. Berth H. Milton, one of the Company's Directors.

Warrants

      The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and the warrant holder, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

      The Company issued 175,000 new $4.00 Series Warrants pursuant to the terms of the Milcap Acquisition Agreement. These warrants are exercisable at any time until December 31, 2000, at an exercise price of $4.00 per share.

      The Company issued an additional 700,000 $4.00 Series Warrants pursuant to the Cinecraft Acquisition Agreement. These Warrants are exercisable at any time until December 31, 2000, at an exercise price of $4.00 per share.

      Each of the Company's outstanding warrants contain anti-dilutiion provisions that protect the warrant holders against dilution in certain events, including but not limited to stock dividends, stock splits, reclassification, or mergers. A warrant holder will not possess any rights as a stockholder of the Company. Shares of Common Stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.
The Company may amend the terms of the Warrants, but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms. However, there can be no assurances that the Company will not alter its position in the future with respect to this matter.

      With regard to the 700,000 Warrants issued pursuant to the Cinecraft Acquisition Agreement, the Company has undertaken to use its best efforts to register the resale of the Common Stock issuable upon exercise of these Warrants. This Prospectus has been prepared in order to allow the holders of the 700,000 Warrants to resell the shares of Common Stock issued upon exercise of the Warrants without restriction.

Market For the Company's Common Stock

       The Common Stock of the Company is currently quoted on the OTC Bulletin Board under the symbol "PRVT." The following table sets forth the range of representative high and low closing prices for the Common Stock for the periods indicated. Quotations represent inter-dealer prices, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                       High                Low
                                     --------            -------

Fiscal 1998:

         First Quarter               $ 11 1/2            $  6 3/8
         Second Quarter              $ 12 3/4            $  7 13/16

Fiscal 1997:

         First Quarter               $ 31 7/8            $  6 1/4
         Second Quarter              $ 41 9/16           $ 12 1/2
         Third Quarter               $ 23 3/4            $  8 3/4
         Fourth Quarter              $ 11 7/8            $  3 1/8

Fiscal 1996:

         First Quarter               $  1 1/4            $  1 1/4
         Second Quarter              $  1 7/8            $  0 5/8
         Third Quarter               $  1 7/8            $  1 7/8
         Fourth Quarter              $  8 3/4            $  4.90

         On August 17, 1998, the closing price of the Common Stock was $10.00 per share. On August 7, 1998 the Company had 281 holders of record of its Common Stock.

Dividend Policy

         The Company did not pay any cash dividends during its last fiscal year and the Board of Directors does not contemplate doing so in the near future. The Company currently intends to retain all earnings, to finance the development and expansion of its operations, and does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Nevada Law, as well as restrictive financial covenants which may be required in future credit agreements.

Transfer Agent

    The transfer agent and registrar for the Common Stock and Warrants is InterWest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

Listing of Common Stock on Nasdaq Stock Market

       The Common Stock of the Company is traded on the NASD, Inc. OTC Bulletin Board under the symbol "PRVT" and the Company has applied for listing of the Common Stock on the Nasdaq National Market. Listing on Nasdaq will occur only after all exchange requirements have been fulfilled. The Company anticipates meeting the listing requirements upon the commencement of the Offering. Even if the Company's Common Stock is accepted for quotation on the Nasdaq National Market, there can be no assurance that a public trading market will be maintained.

                        SHARES ELIGIBLE FOR FUTURE SALE


       As of the date of July 31, 1998, the Company had 8,081,668 Common Shares, and 7,000,000 Preferred Shares, outstanding. The Company will also have warrants issued and outstanding which, if exercised in full, would require the Company to issue an additional 875,000 Shares of its Common Stock, and subsequent conversion of all Warrants issued and outstanding would result in the Company having 8,956,668 Shares of its Common Stock issued and outstanding.

       The shares issued upon the Acquisition Agreements, i.e. the Common Stock issuable upon conversion of the 7,000,000 Preferred Shares, the 175,000 Shares underlying the Common Stock Warrants issued upon the Milcap Acquisition Agreement and 3,500,000 Common Stock issued upon the Cinecraft Acquisition Agreement which have not been registered and are not covered by this Prospectus, will initially be "restricted" from sale and public transfer.

       The shares of Common Stock which are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, In general, under Rule 144 as in effect commencing April 29, 1997, beginning 90 days after the date of this Prospectus, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales) within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on the Nasdaq Stock Market or another national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information regarding the Company. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144(k) ("Rule 144(k) Shares") without regard to any of the limitations described above.

       In addition, Rule 144A as currently in effect, in general, permits unlimited resale's of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of the Company to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

       No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

       All of the shares of Common Stock of the Company covered by this Prospectus are being sold for the account of the selling stockholders named in the table below under "Shares of Common Stock Offered by Selling Stockholders (the "Selling Stockholders"). The shares being offered by the Selling Stockholders consist of (i) an aggregate of 4,000,000 shares of Common Stock acquired by certain Selling Stockholders pursuant to the Cinecraft Acquisition Agreement, and (ii) an aggregate of 700,000 shares of Common Stock of the Company which may be acquired by certain Selling Stockholders upon the exercise of outstanding Warrants issued pursuant to the Cinecraft Acquisition Agreement. Although the Company will receive proceeds from the exercise of outstanding Warrants from time to time when and if they are exercised, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders offered hereby. For further information regarding the terms of the Warrants, see "Description of Securities."

       The shares of Common Stock offered by the Selling Stockholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This Prospectus has been prepared so that future sales of the shares of Common Stock by the Selling Stockholders will not be restricted other than as set forth herein. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

       Pursuant to rules promulgated under the Exchange Act, a Selling Stockholder who is neither affiliated nor directly or indirectly acting in concert with the issuer or with any other Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions only prior to the individual stockholder's distribution and until such distribution ends or the shares are withdrawn from registration. Conversely, a Selling Stockholder who is affiliated or acting in concert with the issuer or another Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions under Regulation M under the Exchange Act with respect to all offers and sales by affiliated persons.

       Except as described above or in the footnotes to the Selling Stockholder Table below, no Selling Stockholder has had any material relationship with the Company or an affiliate of the Company, including its predecessors, within the past three years.

       The shares of Common Stock sold for the account of the Selling Stockholders may be sold in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate any transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire such shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other broker-dealers, including transaction, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

       Listed below are the names of each selling stockholder (the "Selling Stockholders"), the total number of shares owned and the number of shares to be sold in this offering by each Selling Stockholder, and the percentage of Common Stock owned by each Selling Stockholder after this Offering:


                                                Number of
                                                Shares of
                                                 Common          Shares of
                                Shares of       Stock to        Common Stock
                               Common Stock   be Offered for      Owned
                                 Owned           Selling          After
                                Prior to      Stockholder's    Completion of
Name                           Offering(1)      Account(1)       Offering
----                           -----------   ---------------    -----------

                                                            Number       Percent
                                                            ------       -------

Bajari Properties Limited         625,000       625,000          -            -

Pressmore Licensing Limited       625,000       625,000          -            -

Perrystone Trading Limited        625,000       625,000          -            -

Solidmark (Gibraltar) Ltd.        625,000       625,000          -            -

Churchbury Limited                625,000       625,000          -            -

Kingston Finance Ltd.             625,000       625,000          -            -

Givigest Fiduciaria SA (2)         25,000        25,000          -            -

Strategic Investors Ltd.          125,000       125,000          -            -

Prestige Underwriters N.V.(1)     350,000       350,000          -            -

OTC Opportunities Corp.(1)        350,000       350,000          -            -

Stockbond Ltd.                    100,000       100,000          -            -
----------------

(1) Assumes the exercise of all 700,000 Warrants acquired by two Selling Stockholders, Prestige Underwriters N.V. and OTC Opportunities Corp., pursuant to the Cinecraft acquisition in June 1998.
(2) Alfredo M. Villa, President and Director of the Company, was a stockholder and officer of Givigest Fiduciaria SA until December 1996.

                                 LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Guzik & Associates, 1800 Century Park East, 5th Floor, Los Angeles, California 90067. Certain other legal matters are being passed upon for the Company by W. Sterling Mason Jr., Attorney at Law, 1487 Thistle Downs Drive, Sandy, Utah 84092.


                                    EXPERTS

       The consolidated financial statements of Private Media Group, Inc. at December 31, 1997, and for each of the two years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young AB, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act (the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contracts or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains an Internet World Wide Web site that contains reports, proxy and information reports and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The site can be accessed at http://www.sec.gov. Copies may also be obtained from the Company's principal offices at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121, or upon written request addressed to Private Media Group, Inc.'s Corporate Legal Counsel, W. Sterling Mason, Jr., 1487 Thistle Downs Drive, Sandy, Utah 84092.

     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission. The Company intends to deliver annual reports to the holders of its securities, which will contain financial information that has been examined and reported upon by an independent certified public accountant and such other periodic reports as the Company deems appropriate or as may be required by law. The Company's fiscal year ends December 31.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE NO.
                                                                                          --------
Report of Ernst & Young AB, Independent Auditors.......................................   F-2

Consolidated Balance Sheets as of December 31, 1997, and June 30, 1998.................   F-3

Consolidated Statements of Income and Comprehensive Income for the two years ended December 31, 1996 and 1997, and the six months  ended June 30,
 1998 and June 30, 1997................................................................   F-4

Consolidated Statements of Shareholders' Equity........................................   F-5

Statements of Cash Flows for the two years ended  December 31, 1997 and 1996,
 and the six months ended June 30, 1998 and June 30, 1997..............................   F-6

Notes to Financial Statements..........................................................   F-7

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and
Shareholders of Private Media Group Inc.


We have audited the accompanying consolidated balance sheet of Private Media Group, Inc. and its subsidiaries as of December 31, 1997 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Group's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Sweden and in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Private Media Group, Inc. and its subsidiaries as of December 31, 1997 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles in the United States of America.


Stockholm, Sweden

August 19, 1998


Ernst & Young AB
----------------

/s/ Tom Bjorklund
-----------------
Tom Bjorklund

                           PRIVATE MEDIA GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                         DECEMBER 31,                     JUNE 30,
                                                                                         (UNAUDITED)
                                                        --------------             -------------------------
                                                             1997                   1998               1998
                                                        --------------             ------             ------
                                                               SEK                    SEK                USD
                                                                           (in thousands)
ASSETS
Cash and cash equivalents...........................             3,698              2,790                350
Trade accounts receivable - (Note 4)................            47,632             66,471              8,351
Inventories - net (Note 5)..........................            20,497             25,522              3,206
Prepaid expenses and other current assets (Note 6)..             4,174             10,862              1,365
                                                               -------            -------             ------
TOTAL CURRENT ASSETS................................            76,001            105,644             13,272

Library of photographs and videos - net (Note 7)....            67,577             73,241              9,201
Property, plant and equipment - net (Note 8)........             6,998              8,172              1,027
Other assets........................................            12,112             14,076              1,768
                                                               -------            -------             ------
TOTAL ASSETS........................................           162,688            201,133             25,268
                                                               =======            =======             ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings (Note 9)......................             1,604                  -                  -
Accounts payable trade..............................            20,009             24,253              3,047
Income taxes payable................................               859                829                104
Deferred tax liability (Note 11)....................               252                252                 32
Accrued other liabilities (Note 10).................             4,440             11,575              1,454
                                                               -------            -------             ------
TOTAL CURRENT LIABILITIES...........................            27,164             36,910              4,637

Long-term borrowings (Note 12)......................               723                394                 49

SHAREHOLDERS' EQUITY (Note 13)

$4.00 Series A Convertible Preferred Stock..........                 -                  -                  -
10,000,000 shares authorized 7,000,000
shares issued and outstanding
Common Stock, $.001 par value, 50,000,000...........             7,992              7,997              1,005
shares authorized 7,500,000 and
8,081,668 issued and outstanding, respectively
Additional paid-in capital..........................                 -                731                 92
Retained earnings...................................           126,809            154,991             19,471
Accumulated other comprehensive income..............                 -                111                 14
                                                               -------            -------             ------
TOTAL SHAREHOLDERS' EQUITY..........................           134,801            163,830             20,582
                                                               -------            -------             ------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY..............................................           162,688            201,133             25,268
                                                               =======            =======             ======

                See notes to consolidated financial statements.

                           PRIVATE MEDIA GROUP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                           AND COMPREHENSIVE INCOME

                                                      YEARS ENDED           SIX-MONTHS ENDED
                                                      DECEMBER 31,              JUNE 30,
                                                                              (UNAUDITED)
                                                    -----------------    -------------------------
                                                      1996     1997       1997     1998      1998
                                                    -------   -------    ------   ------   -------
                                                       SEK      SEK        SEK      SEK       USD
                                                                    (in thousands)
Net Sales.....................................      128,927   144,543    70,435   99,186    12,461
Cost of Sales.................................       66,963    75,674    31,170   46,680     5,864
                                                    -------   -------    ------   ------    ------
Gross Profit..................................       61,964    68,869    39,265   52,506     6,596
Selling, general and administrative expenses..       27,033    33,682    15,936   23,977     3,012
                                                    -------   -------    ------   ------    ------
Operating profit..............................       34,931    35,187    23,329   28,529     3,584
Interest expense..............................          259       321        90      259        33
Interest income...............................           72        69        21      124        16
                                                    -------   -------    ------   ------    ------
Income before income tax......................       34,744    34,935    23,261   28,394     3,567
Income taxes..................................        2,046    (2,052)      443      210        26
                                                    -------   -------    ------   ------    ------
Net income....................................       32,698    36,987    22,818   28,183     3,541
                                                    -------   -------    ------   ------    ------
Other comprehensive income:
Foreign currency adjustments..................         (365)      365       209      111        14
Comprehensive income..........................       32,333    37,352    23,027   28,294     3,555
                                                    =======   =======    ======   ======    ======
Net income per share:
Basic                                                  4.36      4.93      3.04     3.49      0.44
                                                    =======   =======    ======   ======    ======
Diluted                                                2.26      2.43      1.49     1.80      0.23
                                                    =======   =======    ======   ======    ======

                See notes to consolidated financial statements.

                           PRIVATE MEDIA GROUP, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                ADDI-               ACCUMULATED
                                                                               TIONAL                  OTHER           TOTAL
                                   Common Stock           PREFERRED STOCK      PAID-IN   RETAINED   COMPREHENSIVE   SHAREHOLDERS'
                               --------------------       ---------------
                                 Shares    Amounts        Shares    Amounts    capital    earnings     income          equity
                               ---------   --------      --------  ---------   -------   ---------     ------         --------
                                                SEK                   SEK        SEK       SEK           SEK            SEK
Balance at January 1, 1996     7,500,000      7,992     7,000,000                           63,783       (187)          71,588
Exchange Rate Changes                                                                                    (178)            (178)
Net Income                                                                                  32,698                      32,698
                               ---------   --------    ----------  ---------   -------   ---------     ------         --------
Balance at December 31,        7,500,000      7,992     7,000,000          -         -      96,481       (365)         104,108
1996
Exchange rate changes                                                                            -        365              365
Dividends paid                                                                              (6,660)         -           (6,660)
Net income                                                                                  36,987          -           36,987
                               ---------   --------    ----------  ---------   -------  ----------     ------         --------
Balance at December 31,        7,500,000      7,992     7,000,000          -         -     126,808          -          134,800
1997
Shares issued in reverse
acquisition                      581,668          5             -          -       731           -          -              736
Exchange rate changes                                                                                     111              111
Net income                                                                                  28,183          -           28,183
                               ---------   --------    ----------  ---------   -------  ----------     ------         --------
Balance at June 30, 1998
(unaudited)                    8,081,668      7,997     7,000,000          -       731     154,991        111          163,830
                               =========   ========    ==========  =========   =======  ==========     ======         ========

                See notes to consolidated financial statements.

                           PRIVATE MEDIA GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED           SIX-MONTHS ENDED
                                                              DECEMBER 31,              JUNE 30,
                                                                                      (UNAUDITED)
                                                         ----------------------   --------------------------
                                                                1996     1997      1997      1998      1998
                                                                ----     ----      ----      ----      ----
                                                                 SEK      SEK       SEK       SEK       USD
                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income...............................................      32,698    36,987   22,818    28,183     3,541
ADJUSTMENT TO RECONCILE NET INCOME TO NET CASH
 flows from operating activities:
 Deferred taxes..........................................       1,655    (2,800)       -         -         -
 Depreciation............................................       1,939     1,366      632     1,830       230
 Amortization of photographs and videos..................      13,024    20,209    8,582    14,245     1,790
EFFECTS OF CHANGES IN OPERATING ASSETS AND LIABILITIES:
 Trade accounts receivable...............................       4,091   (15,936)  (8,553)  (18,839)   (2,367)
 Inventories.............................................      (7,132)   (5,985)  (1,080)   (5,025)     (631)
 Prepaid expenses and other current assets...............        (102)    4,037   (5,895)   (6,608)     (830)
 Accounts payable trade..................................       9,120     4,047   (2,168)    4,137       520
 Income taxes payable....................................         301       130      (37)      (30)       (4)
 Accrued other liabilities...............................      (4,321)    2,640    2,051     7,135       896
                                                               ------   -------   ------   -------    ------
Net cash provided by operating activities................      51,273    44,695   16,350    25,028     3,144
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in library of photographs and videos..........      47,096    25,864   10,551    19,909     2,501
Capital expenditures.....................................       5,929     1,541    1,201     3,004       377
Investments in other assets..............................         964    11,121    4,130     1,796       226
Cash acquired in reverse acquisition.....................           -         -        -      (595)      (75)
                                                               ------   -------   ------   -------    ------
Net cash used in investing activities....................      53,989    38,526   15,882    24,114     3,029
CASH FLOW FROM FINANCING ACTIVITIES:
Dividends paid...........................................           -    (6,660)       -         -         -
Long-term repayments.....................................        (100)     (409)       -      (329)      (41)
Short-term borrowings (repayments).......................         816       788     (816)   (1,604)     (202)
                                                               ------   -------   ------   -------    ------
Net cash (used in) provided by financing activities......         716    (6,281)    (816)   (1,933)     (243)
Foreign currency translation adjustment..................        (178)      365      209       111        14
                                                               ------   -------   ------   -------    ------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....      (2,178)      253     (139)     (908)     (114)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD.....       5,623     3,445    3,445     3,698       465
                                                               ------   -------   ------   -------    ------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD...........       3,445     3,698    3,306     2,790       351
                                                               ======   =======   ======   =======    ======

Cash paid for interest...................................         259       310       90       259        33
                                                               ======   =======   ======   =======    ======

Cash paid for taxes......................................         127       367      104       166        21
                                                               ======   =======   ======   =======    ======

                See notes to consolidated financial statements.

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

     Private Media Group, Inc. ("the Company") was originally incorporated on September 23, 1980 as Glacier Investment Company, Inc. under the laws of the State of Utah and, effective December 3, 1997, after a series of interim name changes, changed its name to Private Media Group, Inc. Effective June 12, 1998 the Company acquired Cine Craft Limited ("Cine Craft"), a Gibraltar corporation and Milcap Media Limited ("Milcap"), a Republic of Cyprus corporation. Prior to the acquisitions the Company was a holding company with no operations. Milcap and its subsidiaries and Cine Craft operate under common control and are engaged in the acquisition, refinement and distribution of video and photo rights for adult feature magazines and movies. The acquisition has been accounted for as a reverse acquisition whereby the Company is considered to be the acquiree even though legally it is the acquiror. Accordingly, the accompanying financial statements present the historical combined financial statements of Cine Craft and Milcap from January 1, 1996 through the acquisition date of June 12, 1998 and the consolidated financial statements of the Company, Cine Craft and Milcap since that date. Since the fair value of the net assets of the Company were equal to their net book value on June 12, 1998, the assets and liabilities of the Company remained at their historical cost following the acquisition.

     The accompanying financial statements have been presented in Swedish Kronor ("SEK") which is the principal currency in which Cine Craft and Milcap generate their cash flows.

     Solely for the convenience of the reader, the accompanying consolidated financial statements of June 30, 1998 and for the six months then ended have been translated into United States dollars ("USD") at the rate of SEK 7.96 per USD 1.00 the exchange rate of the Swedish Riksbank on June 30, 1998. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into US dollars at that or any other rate.

2.   SUMMARY OF SIGNIFICANT AND ACCOUNTING POLICIES

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries.

     All significant intercompany transactions and balances have been eliminated.

     The financial statements of the Company and its subsidiaries are measured in the currency in which that company primarily conducts its business (the functional currency). The functional currency of all the Company's foreign operations is the applicable local currency. When translating functional currency financial statements into Swedish Kronor, year-end exchange rates are applied to asset and liability accounts, while average annual rates are applied to income statement accounts. Adjustments resulting from this process are recorded in a separate component of shareholders' equity.

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     Foreign currency transaction gains and losses resulting from the settlement of amounts receivable or payable denominated in a currency other than the functional currency are credited or charged to income.

Inventories

     Inventories are valued at the lower of cost or market, with cost principally determined on an average basis. Inventories consists principally of video cassettes and magazines held for resale.

Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are generally depreciated using the straight-line method over the estimated useful lives of the assets. The useful lives range from 3-5 years.

     The Company evaluates the carrying value of property, plant and equipment for potential impairment on an ongoing basis.

Recognition of Revenue

     Revenue from the sale of magazines and other related products is recognized upon delivery. Revenue from the sale of video products is recognized based upon reported sales to retail customers by the Company's distributors. Provisions for expected returns of product are recorded.

Advertising Costs

     Advertising costs are charged to income as incurred.

Income Taxes

     The Company accounts for certain income and expense items differently for financial reporting purposes than for tax purposes. Provision of deferred taxes are made in recognition of such temporary differences, following the requirements of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes."

     It is the Company's current intention to re-invest the unremitted earnings of its non-U.S. subsidiaries indefinitely and accordingly no provision for U.S. income taxes or foreign withholding taxes has been provided.

Cash Equivalents

     All highly liquid investments purchased with an original maturity of three months or less at the time of acquisition are considered cash equivalents.

Library of Photographs & Videos

     The library of photographs and videos, including rights for photographs and videos as well as translation and dubbing of video material, is reflected at the lower of amortized cost or net realizable value. The cost is amortized on a straight-line basis over 3-5 years representing the estimated useful life of the asset. Estimated future

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

revenues are periodically reviewed and, revisions may be made to amortization rates or write-downs made to the asset's net realizable value as a result of significant changes in future revenue estimates. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs to complete and exploit in a manner consistent with realization of that income.

Cash Equivalents

     All highly liquid investments purchased with an original maturity of three months or less at the time of acquisition are considered cash equivalents.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of cash and trade receivables. Credit risk on trade receivables is minimized as a result of the use of bank guarantees and credit control. The Company maintains cash and equivalents with various financial institutions. The Company policy is designed to limit exposure to any one institution.

Basic and Diluted Earnings Per Share

     In 1997, the Financial Accounting Standards Board issue Statement No. 128 "Earnings per Share" (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. The earnings per share amounts have been restated to conform to SFAS 128 requirements (see note 14).

Fair Value of Financial Instruments

     The carrying value of financial instruments such as cash, accounts receivable, accounts payable and short-term borrowings approximate their fair value based on the short-term maturities of these instruments.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Statements

     The financial information at June 30, 1998, and for the six months ended June 30, 1997 and 1998, is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for these periods. Results of the 1998 period are not necessarily indicative of results that may be expected for the entire year.

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.   BUSINESS ACQUISITION

     On June 12, 1998, the Company acquired (a) all of the outstanding common stock of Cine Craft in exchange for the issuance of 7,500,000 shares of common stock and 700,000 common stock purchase warrants of the Company, and (b) all of the outstanding common stock of Milcap in exchange for the issuance of 7,000,000 shares of $4.00 series A convertible preferred stock and 175,000 common stock purchase warrants of the Company. Generally accepted accounting principles require that the Company be considered the acquired company for financial statement purposes (a reverse acquisition) even though the entity will continue to be called Private Media Group, Inc. Therefore, the acquisition has been recorded as a recapitalization of Cine Craft and Milcap. The effects of the reverse acquisition have been reflected for all share amounts in the accompanying financial statements. The Company had no operations at the time of the reverse acquisition. The shares issued in the reverse acquisition represent the outstanding shares of the Company at the date of the reverse acquisition.

4.   TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable consist of the following:

                                                  DECEMBER 31,
                                                      1997
                                                 --------------
                                                       SEK
                                                 (in thousands)
Trade accounts receivable..................              49,013
Allowance for doubtful accounts............              (1,381)
                                                 --------------
Total trade accounts receivable............              47,632
                                                 ==============

5.   INVENTORIES

     Inventories consist of the following:

                                                   DECEMBER 31,
                                                       1997
                                                  --------------
                                                        SEK
                                                  (in thousands)
Magazines..................................               12,355
Video cassettes............................                6,342
Other......................................                1,800
                                                  --------------
                                                          20,497
                                                  ==============

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.   OTHER ASSETS

          Included in other assets at December 31, 1997, is an amount of SEK 11,190 thousand representing the deposit on the purchase of certain land and building.


7.   LIBRARY OF PHOTOGRAPHY & VIDEOS

     Library of photographs & videos consist of the following:

                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                                    SEK
                                                              (in thousands)
Gross:
Photographs..................................................        25,147
Videos.......................................................        88,236
Translations, Sound Dubbing, & Sub-Titles for Video Library..        18,845
                                                               ------------
                                                                    132,228
                                                               ============

Less accumulated depreciation:
Photographs..................................................        13,647
Videos.......................................................        42,304
Translations, Sound Dubbing, & Sub-Titles for Video Library..         8,696
                                                               ------------
                                                                     64,647
                                                               ============

Net:
Photographs..................................................        11,500
Videos.......................................................        45,928
Translations, Sound Dubbing, & Sub-Titles for Video Library..        10,149
                                                               ------------
                                                                     67,577
                                                               ============

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


8.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                             DECEMBER 31,
                                                 1997
                                            --------------
                                                 SEK
                                            (IN THOUSANDS)
Equipment and Furniture...................          7,967
Leasehold Improvements....................          2,437
Accumulated Depreciation..................         (3,406)
                                                 --------
Total Property, Plant and Equipment, net..          6,998
                                                 ========

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.   SHORT-TERM BORROWINGS

     The Company's Swedish subsidiary has a line of credit amounting to SEK 1,000 thousand. Use of the credit facility is charged at 9.50%, which is equal to the Swedish banks' current official interest rate and which was the rate of interest on outstanding borrowings at December 31, 1997. The renewal date of the facility is every calendar quarter. The line of credit is guaranteed by the principal shareholder. The Company pays an annual facility fee of 2.00% on the line of credit amount. At December 31, 1997 the borrowings under the line of credit of SEK 1,604 thousand exceeded the credit line.

10.  ACCRUED OTHER LIABILITIES

     Accrued other liabilities is comprised of the following:

                                              DECEMBER 31,
                                                  1997
                                             -------------
                                                  SEK
                                             (IN THOUSANDS)
Accrued Taxes...............................            65
Deposits....................................           158
Accrued Salaries............................           719
Royalty.....................................           470
Accrued Expenses............................         1,687
Expected returns............................           634
Vacation pay................................           132
Social Security.............................           417
Other.......................................           158
                                                     -----
                                                     4,440
                                                     =====

11.  INCOME TAX

     Pretax income (loss) for the years ended December 31, 1996 and 1997 was taxed in the following jurisdictions:

                                           DECEMBER 31,
                                        -------------------
                                          1996       1997
                                        ---------  --------
                                        (SEK IN THOUSANDS)
Gibraltar............................     28,500    41,100
Cyprus...............................      1,412     1,184
Sweden...............................      4,659    (4,606)
Spain................................        191    (2,784)
Other................................        (18)       41
                                          ------    ------
                                          34,744    34,935
                                          ======    ======

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


The components of the provision for income tax (benefit) are as follows:

                                           DECEMBER 31,
                                        -------------------
                                          1996       1997
                                        ---------  --------
                                        (SEK IN THOUSANDS)
Current:
     Cyprus...........................        70        62
     Sweden...........................       264       230
     Spain............................        57       456

Deferred:
     Sweden...........................     1,655    (1,509)
     Spain............................         -    (1,291)
                                          ------    ------
                                           2,046    (2,052)
                                          ======    ======

     A reconciliation of income taxes determined using the Swedish statutory rate of 28% to actual income taxes provided is as follows:

                                                    DECEMBER 31,
                                              -----------------------
                                                1996          1997
                                              ---------     ---------
                                                (SEK IN THOUSANDS)
Income tax expenses at statutory rates.....       9,728         9,781
Income in Gibralter not subject to tax.....      (7,980)      (11,508)
Foreign tax rate differential..............        (326)         (479)
Other, net.................................         624           154
                                                 ------       -------
Income tax (benefit) provided..............       2,046        (2,052)
                                                 ======       =======

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


12.  RELATED PARTY TRANSACTIONS

     The Company has long term borrowings of SEK 723 thousands at December 31, 1997. The borrowings bear interest at a rate of 10% payable annually and are due to entities controlled by the Company's principal shareholder. The borrowings have no maturity date.

13.  SHAREHOLDERS' EQUITY

Retained Earnings

     The Company is a holding company with no operations of its own. Accordingly, the retained earnings of the Company represent the accumulated earnings of its foreign subsidiaries, principally CineCraft. The ability of the Company to pay dividends is dependent on the transfer of accumulated earnings from these subsidiaries. The Company is not currently aware of any significant restrictions that would inhibit its ability to pay dividends should it choose to do so.

Common stock

     The Company is authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to one vote per share. The common stock is not redeemable and has no conversion or preemptive rights.

Preferred stock

     The Company is authorized to issue 10,000,000 shares of preferred stock with relative rights, preferences and limitations determined at the time of issuance. The Company has issued 7,000,000 shares of $4.00 Series A convertible Preferred stock. The Series A stock is non-voting and provides for a 5% annual stock dividend beginning in 1998 to be paid quarterly in common stock at the average closing price of the Company's common stock for the twenty consecutive days prior to the quarterly record date. Each preferred share is convertible at any time into common shares on a one for one basis. Additionally, at any time the common stock of the Company has a closing price of less than $4.00 per share for twenty consecutive days the preferred stock may be converted at the option of the holder thereof into common stock at 20% discount to the five day average closing price prior to the date of conversion.

Common stock warrants

     The Company has issued 875,000 common stock warrants which are exercisable at any time by the holder thereof until December 31, 2000 at an exercise price of $4.00 per share.

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


14.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                               YEAR ENDED           SIX-MONTHS ENDED
                                              DECEMBER 31,              JUNE 30,
                                        ----------------------   ----------------------
                                           1996        1997         1997        1998
                                        ----------  ----------   ----------  ----------
NUMERATOR:

Net income (SEK in thousands)               32,698      36,987       22,818      28,183
                                        ==========  ==========   ==========  ==========

DENOMINATOR:

Denominator for basic earnings per
share - Weighted average shares          7,500,000   7,500,000    7,500,000   8,081,668

Effect of dilutive securities:
        Preferred stock                  7,000,000   7,000,000    7,000,000   7,000,000
        Common stock warrants                    -     712,888      764,485     561,661
                                        ----------  ----------   ----------  ----------

Denominator for diluted earnings
per share - weighted average shares
and assumed conversions                 14,500,000  15,212,882   15,264,485  15,643,330
                                        ==========  ==========   ==========  ==========

EARNINGS PER SHARE (SEK)
Basic                                         4.36        4.93         3.04        3.49
                                        ==========  ==========   ==========  ==========
Diluted                                       2.26        2.43         1.49        1.80
                                        ==========  ==========   ==========  ==========

     Common stock warrants were not included in the calculation of diluted earnings per share in 1996 because the exercise price was greater than the average market price.

15.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases certain property and equipment under operating leases. The rental payments under these leases are charged to operations as incurred. Rental expense for the years ended December 31, 1996 and 1997 amounted to SEK 976 thousand and SEK 1,485 thousand, respectively. Future minimum payments under non-cancelable leases as of December 31, 1997 are as follows:

                        Year              (SEK in thousands)
                        ----------     ------------------------
                        1998                    1,661
                        1999                    1,426
                        2000                    1,426
                        2001                      898
                        2002                      374
                        Thereafter

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.  OPERATIONS BY GEOGRAPHICAL AREA

     The Company operates in one business segment, which is the acquisition, refinement and distribution of video and photo rights for adult feature magazines and movies.

     Information concerning the Company's geographic locations is summarized as follows:

                                       DECEMBER 31,
                                   -------------------
                                     1996      1997
                                   --------  ---------
                                   (SEK IN THOUSANDS)
Net Sales
     Gibraltar..................    28,500     41,100
     Cyprus.....................    41,547     62,410
     Sweden.....................   103,359    120,281
     Spain......................    32,438     42,800
     Eliminations...............   (76,917)  (122,048)
                                   -------   --------
Total...........................   128,927    144,543
                                   =======   ========

Eliminations principally relates to revenues arising from trademark, license and distribution agreements between the Gibralter, Cyprus and Sweden companies.

                                                DECEMBER 31,
                                             -------------------
                                               1996       1997
                                             ---------  --------
                                             (SEK in thousands)
Operating profit
Gibraltar..................................   28,500    41,100
Cyprus.....................................    1,423     1,227
Sweden.....................................    4,907    (4,427)
Spain......................................      204    (2,653)
Other......................................     (103)      (60)
                                             -------   -------
Total......................................   34,931    35,187
Interest expense, net......................      187       252
                                             -------   -------
Income before income taxes.................   34,744    34,935
                                             =======   =======

Identifiable assets
Gibraltar..................................    5,718        12
Cyprus.....................................   53,636    67,661
Sweden.....................................   56,698    68,457
Spain......................................   11,546    26,558
                                             -------   -------
Total......................................  127,598   162,688
                                             =======   =======

                           PRIVATE MEDIA GROUP, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


     Export sales from Sweden to unaffiliated customers amounted to SEK 92.0 million and SEK 102.8 million for the years ended December 31, 1996 and 1997, respectively. Export sales from Spain to unaffiliated customers amounted to SEK
4.3 million and SEK 6.4 million for the years ended December 31, 1996 and 1997, respectively. Export sales from other geographic areas are insignificant.


17.  ADVERTISING COSTS

     The total advertising costs were SEK 1,068 thousand and SEK 1,156 thousand for the years ended December 31, 1996 and 1997, respectively.

18.  RECENT PRONOUNCEMENTS

      In June 1998 the FASB issued Statement No. 133, Accounting for Derivative Instruments and for Hedging Activities. In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 133 is effective for fiscal years beginning after June 15, 1999, and Statement No. 131 is effective for fiscal years beginning after December 15, 1997. Statement No. 131 will modify certain existing geographical area disclosures of the Company. Statement No. 133 will not affect the Company as it does not enter into derivative or hedging activities.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, or an offer to sell or a solicitation of any offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                               TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Prospectus Summary..................................................       2
Risk Factors........................................................       5
Capitalization......................................................      13
Management's Discussion and Analysis of Financial
      Condition and Results of Operations...........................      14
Business............................................................      17
Management..........................................................      57
Certain Relationships and Related Transactions......................      61
Principal Stockholders..............................................      62
Description of Securities...........................................      64
Shares Eligible for Future Sale.....................................      68
Selling Stockholders and Plan of Distribution.......................      70
Legal Matters.......................................................      72
Experts.............................................................      72
Available Information...............................................      72
Index to Financial Statements.......................................     F-1


          Until                             , 1998 (25 days after the date of
this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

     The registrant has the power to indemnify its directors and officers against liability for certain acts pursuant to the laws of Nevada, being the Registrant's state of incorporation. In addition, under the Articles of Incorporation of the Registrant, no director, officer or agent is personally liable to the corporation or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Registrant, unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the payment of an unlawful dividend.


Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of the Common Stock being registered. All amounts are estimated except the Commission Registration Fee, and the Nasdaq Stock Market Application Fee.

     SEC Registration Fee..........................................  $13,865.00
     Nasdaq Stock Market Application Fee..... .....................    5,000.00
     Blue Sky Qualification Fees and Expenses......................    1,000.00
     Accounting Fees and Expenses..................................   90,000.00
     Legal Fees and Expenses.......................................   75,000.00
     Transfer Agent and Registrar Fees.............................    1,000.00
     Printing and Engraving........................................    5,000.00
     Miscellaneous.................................................    1,000.00
          Total.................................................... $191,865.00
                                                                    ===========

Item 26.  Recent Sales of Unregistered Securities

     During the past three years, the registrant has issued the securities set forth below which were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     1. In March 1997 the Company completed an offering of Units pursuant to Rule 504 of Regulation D under the Securities Act. Each Unit consisted of the Company's Common Stock and two classes of Warrants, and resulted in $250,000 of gross proceeds from the sale of the Units. The Warrants were fully exercised by March 1998, resulting in additional proceeds of $522,000.

     2. In June 1998 the Company issued 7,500,000 shares of Common Stock and 700,000 common stock purchase Warrants, exercisable at $4.00 per share, to 14 accredited investors in consideration of the acquisition of all of the outstanding capital stock of Cinecraft Ltd. In a related acquisition the Company issued 7,000,000 shares of its $4.00 Series A Convertible Preferred Stock and 175,000 common stock purchase Warrants to a single accredited investor in consideration of the acquisition of Milcap Media Limited. These securities were issued by the Company as restricted securities in reliance upon the exemption afforded under Section 4(2) of the Securities Act.

Item 27.  Exhibit and Financial Statement Schedules

Exhibit
Number    Description of Document
------

   3.1    Articles of Incorporation

  *3.2    Bylaws

  *4.1    Specimen Common Stock Certificate

  *4.2    Specimen Warrant Certificate

  *4.3    Specimen Preferred Stock Certificate

  *4.4    Form of Warrant Agreement including form of Warrant

  *5.1    Opinion of Guzik & Associates

  10.1    Milcap Acquisition Agreement dated December 19, 1997

  10.2    Cinecraft Acquisition Agreement dated December 19, 1997

 *11.1    Statement re: computation of per share earnings

  23.1    Consent of Ernst & Young

 *23.2    Consent of Guzik & Associates (included in Exhibit 5.1)

  24.1    Power of Attorney (included on pages II-4 and II-5)

  27.1    Financial Data Schedule

----------------------------
*  To be filed by amendment.


Item 28.  Undertakings

 (1)  The undersigned Registrant hereby undertakes that it will:

      (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and

          (iii) Include any additional or changed material information on the plan of distribution.

     (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

(2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

(4)   The undersigned Registrant hereby undertakes that it will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement,
and the offering of such securities at that time as the initial   bona fide
offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lugano, Switzerland on August 19, 1998.


                           PRIVATE MEDIA GROUP, INC.



                        By:    /s/ Alfredo M. Villa
                           -----------------------------------------------
                                   Alfredo M. Villa
                               Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Alfredo
M. Villa and Berth H. Milton his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.


            Name                         Title                       Date

/s/ Alfredo M. Villa             Chairman of the Board          August 19, 1998
---------------------------      and Chief Executive
    Alfredo M. Villa             Officer, Director


/s/ Berth H. Milton              Director                       August 19, 1998
---------------------------
    Berth H. Milton

                                                                August 19, 1998
/s/ Bo Rodebrant                 Director
---------------------------
    Bo Rodebrant

/s/ Johan Gillborg               Chief Financial                August 19, 1998
---------------------------      Officer, Chief
    Johan Gillborg               Accounting Officer